Exhibit 10.25

LEASE AGREEMENT

Dated as of February 16, 2005

By and Between

HPT IHG PR, INC.,

AS LANDLORD,

AND

INTERCONTINENTAL HOTELS (PUERTO RICO) INC.,

AS TENANT

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1	Additional Charges
1.2	Additional Rent
1.3	Affiliate or Affiliated Person
1.4	Agreed Upon Procedure Letter
1.5	Agreement
1.6	Applicable Law
1.7	Applicable Percentage
1.8	Arbitration
1.9	Award
1.10	Base Total Hotel Sales
1.11	Base Year
1.12	Business Day
1.13	Capital Addition
1.14	Capital Expenditure
1.15	Capital Replacements
1.16	Claim
1.17	Code
1.18	Commencement Date
1.19	Condemnation
1.20	Condemnor
1.21	Consumer Price Index
1.22	Debt Service Coverage Ratio
1.23	Default
1.24	Disbursement Rate
1.25	Easement Agreement
1.26	Entity
1.27	Environment
1.28	Environmental Laws
1.29	Event of Default
1.30	Excess Total Hotel Sales
1.31	Expiration Date
1.32	Extended Terms
1.33	FF&E Estimate
1.34	FF&E Reserve
1.35	Financial Officer’s Certificate
1.36	Fiscal Month
1.37	Fiscal Year
1.38	Fixed Term
1.39	Fixtures
1.40	GAAP
1.41	Government Agencies
1.42	Guarantor
1.43	Guaranty

i

1.44	Hazardous Substances
1.45	Hotel
1.46	Hotel Mortgage
1.47	Hotel Mortgagee
1.48	IHG
1.49	Impositions
1.50	Insurance Requirements
1.51	Interest Rate
1.52	Land
1.53	Landlord
1.54	Landlord Liens
1.55	Landlords Taxes
1.56	Lease year
1.57	Leased Improvements
1.58	Leased Intangible Property
1.59	Leased Personal Property
1.60	Lien
1.61	Managed Hotels
1.62	Material Repair
1.63	Minimum Rent
1.64	New Management Agreement
1.65	NOI
1.66	Notice
1.67	Officers Certificate
1.68	Operating Costs
1.69	Parent
1.70	Permitted Encumbrances
1.71	Permitted Use
1.72	Person
1.73	Pledged Hotels
1.74	Pooled FF&E Hotel
1.75	Portfolio Manager
1.76	Portfolio Purchaser
1.77	Portfolio Owner
1.78	Property
1.79	Purchase Agreement
1.80	Records
1.81	Rent
1.82	Repairs
1.83	SEC
1.84	Specially Designated or Blocked Person
1.85	State
1.86	Subsidiary
1.87	Successor Landlord

1.88	System Fees
1.89	Tax Exemption Decree
1.90	Tenant
1.91	Tenant Management Agreement
1.92	Tenant Manager
1.93	Tenant's Personal Property
1.94	Term
1.95	Total Hotel Sales
1.96	Uniform System of Accounts
1.97	Unsuitable for its Permitted Use
1.98	Work
ARTICLE 2 PROPERTY AND TERM
2.1	Property
2.2	Condition of Property
2.3	Fixed Term
2.4	Extended Term
ARTICLE 3 RENT
3.1	Rent
3.2	Late Payment of Rent, Etc
3.3	Net Lease
3.4	No Termination, Abatement, Etc
3.5	Waiver
ARTICLE 4 USE OF THE PROPERTY
4.1	Permitted Use
4.2	Compliance with Legal/Insurance Requirements, Etc
4.3	Environmental Matters
ARTICLE 5 MAINTENANCE AND REPAIRS
5.1	Maintenance and Repair
5.2	Tenant’s Personal Property
5.3	At End Of Term
5.4	Tenant Management Agreement
ARTICLE 6 IMPROVEMENTS, ETC
6.1	Material Repairs
6.2	Emergency Expenditures
6.3	No Tie-In
ARTICLE 7 LIENS
7.1	Liens
7.2	Landlord’s Lien
ARTICLE 8 PERMITTED CONTESTS
ARTICLE 9 INSURANCE AND INDEMNIFICATION
9.1	General Insurance Requirements
9.2	Replacement Cost
9.3	Waiver of Subrogation
9.4	Form Satisfactory, Etc
9.5	Blanket Policy

9.6	No Separate Insurance
9.7	Indemnification of Landlord
ARTICLE 10 CASUALTY
10.1	Insurance Proceeds
10.2	Damage or Destruction
10.3	Damage Near End of Term
10.4	Tenant’s Property
10.5	Restoration of Tenant’s Property
10.6	No Abatement of Rent
10.7	Waiver
ARTICLE 11 CONDEMNATION
11.1	Total Condemnation, Etc
11.2	Partial Condemnation
11.3	Abatement of Rent
11.4	Temporary Condemnation
11.5	Condemnation Near End of Term
11.6	Allocation of Award
ARTICLE 12 DEFAULTS AND REMEDIES
12.1	Events of Default
12.2	Remedies
12.3	Waiver
12.4	Application of Funds
12.5	Landlord’s Right to Cure Tenant’s Default.
ARTICLE 13 HOLDING OVER
ARTICLE 14 LANDLORD’S DEFAULT
ARTICLE 15 SUBLETTING AND ASSIGNMENT.
15.1	Subletting and Assignment
15.2	Required Sublease Provisions
15.3	Permitted Sublease
15.4	Sublease Limitation
15.5	Permitted Assignments
15.6	Sale by Landlord
ARTICLE 16 ESTOPPEL CERTIFICATES
ARTICLE 17 LANDLORD’S RIGHT TO INSPECT
ARTICLE 18 EASEMENTS
18.1	Grant of Easements
18.2	Exercise of Rights by Tenant
18.3	Permitted Encumbrances
ARTICLE 19 HOTEL MORTGAGES
19.1	Landlord May Grant Liens
19.2	Notice to Mortgagee and Superior Landlord
ARTICLE 20 MISCELLANEOUS
20.1	Limitation on Payment of Rent
20.2	No Waiver

20.3	Remedies Cumulative
20.4	Severability
20.5	Acceptance of Surrender
20.6	No Merger of Title
20.7	Conveyance by Landlord
20.8	Quiet Enjoyment
20.9	Recordation of Lease
20.10	Notices
20.11	Trade Area Restriction
20.12	Construction
20.13	Counterparts; Headings
20.14	Applicable Law, Etc
20.15	Right to Make Agreement
20.16	Nonrecourse
20.17	Attorneys’ Fees
20.18	Securities Filings
20.19	Arbitration
20.20	Tax Exemption Decree
20.21	Cooperation
20.22	Private Letter Ruling
20.23	Affiliated Manager
20.24	Enforceability Not Affected by Leased Real Property

v

LEASE AGREEMENT

THIS LEASE AGREEMENT is entered into as of this 16th day of February, 2005, by and between HPT IHG PR, INC., a Puerto Rico corporation, as landlord (“LANDLORD”), and INTERCONTINENTAL HOTELS (PUERTO RICO) INC., a Puerto Rico corporation, as tenant (“TENANT”).

WITNESSETH:

WHEREAS, Landlord owns or leases the Property (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in ARTICLE 1); and

WHEREAS, Landlord wishes to lease the Property to Tenant and Tenant wishes to lease the Property from Landlord, all subject to and upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement, and (iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

1.1                                 “ADDITIONAL CHARGES” shall have the meaning given such term in SECTION 3.1.3 (a).

1.2                                 “ADDITIONAL RENT” shall have the meaning given such term in SECTION 3.1.2 (a).

1.3                                 “AFFILIATE” or “AFFILIATED PERSON” shall mean, with respect to any Person, (a) in the case of any such Person which is a partnership, any partner in such partnership, (b) in the case of any such Person which is a limited liability company, any member of such company, (c) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (a) and (b), and (d) any other Person who is an officer, director, trustee or employee of, or partner in or member of, such Person or any Person referred to in the preceding clauses (a), (b) and (c).

1.4                                 “AGREED UPON PROCEDURE LETTER” shall mean a letter from Ernst & Young or another firm of independent certified public accountants (the “auditor”) selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed) which letter shall, subject to the limitations and conditions imposed by the auditor, address the following components and such other reasonable matters as Landlord and the auditor shall reasonably agree:

(a)                                  That auditor has tested Tenant’s systems of internal controls.

(b)                                 That auditor has verified that the information provided was generated from the same reporting systems as Tenant uses for its regular periodic accounting and reporting.

(c)                                  That auditor has verified the mathematical accuracy of the Officer’s Certificate delivered with such Agreed Upon Procedure Letter.

(d)                                 That auditor has recomputed the annual calculation of System Fees, contributions to the FF&E Reserve, expenditures from the FF&E Reserve, and the Additional Rent.

(e)                                  That auditor has confirmed that the Hotel is subjected to audit procedures by Tenant’s internal audit department, if any, and reviewed work papers provided in connection therewith. If auditor has performed hotel level audit procedures at the Hotel, auditor shall so state and list the procedures performed and results obtained. In any event at least three of the Pooled FF&E Hotels shall be subjected to audit procedures each Fiscal Year by either internal audit or the auditor.

1.5                                 “AGREEMENT” shall mean this Lease Agreement, including the Exhibits attached hereto, as it and they may be amended from time to time as herein provided.

1.6                                 “APPLICABLE LAW” shall mean all federal, State, county, municipal, local and other governmental statutes, laws, rules, orders, regulations, by-laws, ordinances, judgments, decrees and injunctions affecting the Property, Landlord, or Tenant or the maintenance, construction, alteration or operation of the Property, whether now or hereafter enacted or in existence, including, without limitation, (a) Environmental Laws, (b) all permits, licenses, authorizations, certificates and regulations necessary to operate the Property for its Permitted Use, (c) all covenants, agreements, ground leases, restrictions and encumbrances contained in any instruments at any time in force affecting the Property, including those which may (i) require material repairs, modifications or alterations in or to the Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s status as a real estate investment trust, (d) the Tax Exemption Decree, the Puerto Rico Tourism Development Act of 1993 and the regulations thereunder, (e) the outcome of any arbitration, or (f) any collective bargaining agreement or other agreement or legal requirement pertaining to any union representing employees of the Hotel.

1.7                                 “APPLICABLE PERCENTAGE” shall mean the following percentages for the corresponding periods:

Year	Rate
2005	0%
2006	0%
2007	3.0%
2008	3.5%
2009	4.0%
2010	4.5%
Thereafter	5.0%

1.8                                 “ARBITRATION” shall mean an arbitration conducted in accordance with the terms of SECTION 20.19.

1.9                                 “AWARD” shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of any of the Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Landlord in connection with obtaining any such award).

1.10                           “BASE TOTAL HOTEL SALES” shall mean Total Hotel Sales for the Base Year.

1.11                           “BASE YEAR” shall mean the 2006 Fiscal Year; PROVIDED, HOWEVER, if there shall occur a casualty, Condemnation or other force majeure event with respect to the Hotel which causes a material decline in Total Hotel Sales for the Hotel or a force majeure event in Canada, the United States or Caribbean region or in any relevant market that results in a ten percent (10%) annual decline in REVPAR for the Upscale segment or other appropriate segment, as determined by Smith Travel Research, in Canada, the United States or Caribbean region or in the relevant market, which, in either case, causes a material decline in Total Hotel Sales for the Hotel for the 2006 Fiscal Year, the Base Year shall be adjusted to be the first full Fiscal Year of operation of the Hotel after the resolution of any such casualty, Condemnation or force majeure event and the return of the Hotel to its substantially normal status.

1.12                           “BUSINESS DAY” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in The Commonwealth of Massachusetts or the State of New York are authorized by law or executive action to close.

1.13                           “CAPITAL ADDITION” shall mean any renovation, repair or improvement to the Property (or portion thereof), the cost of which constitutes a Capital Expenditure.

1.14                           “CAPITAL EXPENDITURE” shall mean any expenditure treated as capital in nature in accordance with GAAP.

1.15                           “CAPITAL REPLACEMENTS” shall mean, collectively, replacements and renewals to the FF&E and Capital Additions.

1.16                           “CLAIM” shall mean any claim, charge, lien, attachment, levy or encumbrance.

1.17                           “CODE” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as from time to time amended, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

1.18                           “COMMENCEMENT DATE” shall mean the date of this Agreement.

1.19                           “CONDEMNATION” shall mean (a) the exercise of any governmental power with respect to the Property, whether by legal proceedings or otherwise, by a Condemnor of its power of condemnation, (b) a voluntary sale or transfer of the Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of the Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any condemnation or other eminent domain proceeding affecting such Property, whether or not the same shall have actually been commenced.

1.20                           “CONDEMNOR” shall mean any public or quasi-public Person, having the power of Condemnation.

1.21                           “CONSUMER PRICE INDEX” shall mean the Consumer Price Index for all Urban Consumers, U.S. City Average, published by the United States Bureau of Labor Statistics or if such index is no longer published, such other index as is published in substitution thereof.

1.22                           “DEBT SERVICE COVERAGE RATIO” shall mean, with respect to any loan or other debt secured by a Hotel Mortgage, the quotient obtained by dividing (a) the NOI of the properties securing such loan or other debt for the twelve (12) months ending on the date on which such Hotel Mortgage is granted by (b) regularly scheduled interest and principal payments projected to be paid thereunder during the first (1st) twelve (12) months after the first day of the month next after such date.

1.23                           “DEFAULT” shall mean any event or condition which with the giving of notice and/or lapse of time would ripen into an Event of Default.

1.24                           “DISBURSEMENT RATE” shall mean a per annum rate equal to the greater of (x) nine (9%) percent and (y) the sum of the rate for fifteen (15) year U.S. Treasury Obligations, as published in THE WALL STREET JOURNAL, plus three hundred eighty (380) basis points.

1.25                           “EASEMENT AGREEMENT” shall mean any conditions, covenants and restrictions, easements, declarations, licenses and other agreements which are Permitted Encumbrances and such other agreements as may be granted in accordance with SECTION 19.1.

1.26                           “ENTITY” shall mean any corporation, general or limited partnership, limited liability company or partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency, authority or political subdivision thereof or any other entity.

1.27                           “ENVIRONMENT” shall mean soil, surface waters, ground waters, land, biota, sediments, surface or subsurface strata and ambient air.

1.28                           “ENVIRONMENTAL LAWS” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

1.29                           “EVENT OF DEFAULT” shall have the meaning given such term in SECTION 12.1.

1.30                           “EXCESS TOTAL HOTEL SALES” shall mean with respect to any Lease Year, or portion thereof, the amount of Total Hotel Sales for such Property for such Lease Year, or portion thereof, in excess of Base Total Hotel Sales for the equivalent period in the Base Year.

1.31                           “EXPIRATION DATE” shall mean the date on which the Term shall expire.

1.32                           “EXTENDED TERMS” shall have the meaning given such term in SECTION 2.4.

1.33                           “FF&E ESTIMATE” shall have the meaning given such term in SECTION 5.1.2 (c).

1.34                           “FF&E RESERVE” shall mean an interest-bearing account established for funds to be held in reserve for Capital Replacements in Landlord’s name at a bank selected by Landlord.

1.35                           “FINANCIAL OFFICER’S CERTIFICATE” shall mean, as to any Person, a certificate of the chief executive officer, chief financial officer or chief accounting officer (or such officers’ authorized designee) of such Person, duly authorized, accompanying the financial statements required to be delivered by such Person pursuant to SECTIONS 3.1.2 or 5.3, in which such officer shall certify (a) that such statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the consolidated financial condition of such Person at and as of the dates thereof and the results of its and their operations for the periods covered thereby, and (b) in the event that the certifying party is an officer of Tenant and the certificate is being given in such capacity, certify that no Event of Default has occurred and is continuing hereunder.

1.36                           “FISCAL MONTH” shall mean each calendar month in the Term or each partial calendar month in the Term.

1.37                           “FISCAL YEAR” shall mean each calendar year in the Term and each partial calendar year in the Term.

1.38                           “FIXED TERM” shall have the meaning given such term in SECTION 2.3.

1.39                           “FIXTURES” shall have the meaning given such term in SECTION 2.1(d).

1.40                           “GAAP” shall mean generally accepted accounting principles, as adopted in the United States of America, consistently applied.

1.41                           “GOVERNMENT AGENCIES” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning, and the Puerto Rico Tourism

Company), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States, or any State, municipality, county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Property or any portion thereof or the Hotel operated thereon.

1.42                           “GUARANTOR” shall have the meaning given to the term “Guarantor” under the Guaranty.

1.43                           “GUARANTY” shall mean the Guaranty Agreement of even date herewith made by IHG for the benefit of, INTER ALIA, Landlord, as the same may be amended, supplemented or replaced from time to time.

1.44                           “HAZARDOUS SUBSTANCES” shall mean any substance:

(a)                                  the presence of which requires or may hereafter require notification, investigation or remediation under Applicable Law; or

(b)                                 which is or becomes defined as a “hazardous waste,” “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under Applicable Law including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and the regulations promulgated thereunder; or

(c)                                  which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Government Agencies; or

(d)                                 the presence of which on the Property, or any portion thereof, causes or materially threatens to cause an unlawful nuisance upon the Property, or any portion thereof, or to adjacent properties or poses or materially threatens to pose a hazard to the Property, or any portion thereof, or to the health or safety of persons; or

(e)                                  without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

(f)                                    without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(g)                                 without limitation, which contains or emits radioactive particles, waves or material; or

(h)                                 without limitation, which constitutes materials that are now or may hereafter be subject to regulation pursuant to the Medical Waste Tracking Act of 1988 or any requirement promulgated by any Government Agencies.

1.45                           “HOTEL” shall mean the hotel being operated on the Property.

1.46                           “HOTEL MORTGAGE” shall mean any first mortgage, first deed-of-trust or first deed to secure debt and other related security documents granted in connection therewith now or hereafter granted by Landlord to secure a loan to, or other debt of, Landlord or its Affiliated Persons which is made by an institutional lender, investment bank, publicly traded investment fund or other similar Person regularly making loans secured by hotels or incurred in connection with the issuance of a mortgage backed security, which loan or debt provides for (i) level payments of interest and principal and (ii) amortization and other terms which are commercially reasonable.

1.47                           “HOTEL MORTGAGEE” shall mean the holder of the Hotel Mortgage.

1.48                           “IHG” shall mean InterContinental Hotels Group PLC, its successors and assigns.

1.49                           “IMPOSITIONS” shall mean collectively, all taxes (including, without limitation, all taxes imposed under the laws of any State, as such laws may be amended from time to time, and all ad valorem, sales and use, or similar taxes as the same relate to or are imposed upon Landlord (or its shareholders), Tenant or the business conducted upon the Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, volume of business taxes, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Property or the business conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Landlord’s interest in the Property, (b) the Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Property or the leasing or use of the Property or any part thereof by Tenant; PROVIDED, HOWEVER, the term “Impositions” shall not include (i) Landlord’s Taxes or (ii) any construction license tax or excise tax attributable to items to be used in or with respect to Capital Replacements which shall be a part of the cost of Capital Replacements.

1.50                           “INSURANCE REQUIREMENTS” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant or the Property.

1.51                           “INTEREST RATE” shall mean a rate, not to exceed the maximum legal interest rate, equal to the greater of (i) twelve percent (12%) per annum and (ii) two and one-half percent (2.5%) per annum in excess of the Disbursement Rate determined as of the first day that interest accrues on any amount to which such Interest Rate is to be applied.

1.52                           “LAND” shall have the meaning given such term in SECTION 2.1(a).

1.53                           “LANDLORD” shall have the meaning given such term in the preambles to this Agreement and shall also include its permitted successors and assigns.

1.54                           “LANDLORD LIENS” shall mean liens on or against the Property or any payment of Rent (a) which result from any act of, or any Claim against, Landlord or any owner of a direct or indirect interest in the Property, or which result from any violation by Landlord of any terms of this Agreement or the Purchase Agreement, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Property; PROVIDED, HOWEVER, that “LANDLORD LIENS” shall not include any lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same.

1.55                           “LANDLORD’S TAXES” shall mean any of the following, collectively, (a) any tax based on net income imposed on Landlord or its shareholders, (b) any gross or net revenue tax of Landlord or its shareholders, (c) any transfer fee or other tax imposed with respect to the sale, exchange or other disposition by Landlord of the Property or the proceeds thereof, (d) any single business tax, gross receipts tax (including, without limitation, the Puerto Rico municipal license tax), transaction privilege, rent, franchise, capital stock or similar taxes as the same relate to or are imposed upon Landlord or its shareholders, (e) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to SECTION 3.1.3, (f) any impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Agreement or (g) any impositions imposed as a result of a breach of covenant or representation by Landlord in any agreement governing Landlord’s conduct or operation or as a result of the gross negligence or willful misconduct of Landlord; PROVIDED, HOWEVER, the term Landlord Taxes shall not include any construction license tax or excise tax attributable to items to be used in or with respect to Capital Replacements which shall be a part of the cost of Capital Replacements.

1.56                           “LEASE YEAR” shall mean any Fiscal Year or portion thereof, commencing with the 2005 Fiscal Year, during the Term.

1.57                           “LEASED IMPROVEMENTS” shall have the meaning given such term in SECTION 2.1(b).

1.58                           “LEASED INTANGIBLE PROPERTY” shall mean the following items of intangible property: all hotel licensing agreements and other service contracts, equipment leases, booking agreements and other arrangements or agreements affecting the ownership, repair, maintenance, management, leasing or operation of the Property to which Landlord is a party; all books, records and files relating to the leasing, maintenance, management or operation of the Property belonging to Landlord; all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, rights to deposits, trade names, service marks, telephone exchange numbers identified with the Property, and all other transferable intangible property, miscellaneous rights, benefits and privileges of any kind or character belonging to Landlord with respect to the Property other than liquor licenses; provided, however, that “Leased Intangible Property” shall not include items that are acquired by Tenant on and after the date hereof or owned by Tenant before the date hereof, in either case to the extent not conveyed to Landlord.

1.59                           “LEASED PERSONAL PROPERTY” shall have the meaning given such term in SECTION 2.1(e).

1.60                           “LIEN” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of indebtedness or performance of any other obligation in priority to payment of its general creditors.

1.61                           “MANAGED HOTELS” has the meaning given to the term “Hotels” in the New Management Agreement.

1.62                           “MATERIAL REPAIR” shall mean a repair the cost of which exceeds $250,000; PROVIDED, HOWEVER, on January 1 of each year starting in 2006, said $250,000 shall be adjusted to reflect the percentage change in the Consumer Price Index since the prior January 1.

1.63                           “MINIMUM RENT” shall mean (i) for the period prior to January 1, 2006, an annual amount equal to Five Million Eight Hundred Twelve Thousand Five Hundred Dollars ($5,812,500), and (ii) for the period after January 1, 2006, an annual amount equal to Six Million One Hundred Thirty-One Thousand Two Hundred Fifty Dollars ($6,131,250).

1.64                           “NEW MANAGEMENT AGREEMENT” has the meaning given such term in the Guaranty.

1.65                           “NOI” shall mean, with respect to any property, for any period, the Gross Operating Profit (as defined in the Uniform System of Accounts) of such property for such period net of, for such period and such property, real and personal property taxes and casualty and liability insurance premiums, an imputed reserve for capital replacements equal to five percent (5%) of gross revenues and an imputed management fee equal to three percent (3%) of gross revenues.

1.66                           “NOTICE” shall mean a notice given in accordance with SECTION 20.10.

1.67                           “OFFICER’S CERTIFICATE” shall mean a certificate signed by an officer or other duly authorized individual of the certifying Entity duly authorized by the board of directors or other governing body of the certifying Entity.

1.68                           “OPERATING COSTS” shall mean, collectively, all reasonable and customary costs and expenses of the Hotel that are normally charged as an operating expense under GAAP including, without limitation or duplication:

(a)                                  the cost of Inventories (as defined under the Uniform System of Accounts), wages, salaries and employee fringe benefits, advertising and promotional expenses, the cost of personnel training programs, utility and energy costs, operating licenses and permits, maintenance costs, and equipment rentals;

(b)                                 all expenditures made for maintenance and repairs to keep the Hotel in good condition and repair (other than Capital Additions and other Capital Expenditures);

(c)                                  premiums for insurance required under this Agreement;

(d)                                 the System Fees;

(e)                                  real estate and personal property taxes and expenses;

(f)                                    audit, legal and accounting fees and expenses except to the extent Tenant is to reimburse Landlord therefor pursuant to SECTION 3.1.2 (f);

(g)                                 rent or lease payments under ground leases or for equipment used at the Hotel in the operation thereof; and

(h)                                 Minimum Rent, Additional Rent and Additional Charges.

Except as expressly provided herein, Operating Costs shall not include any fees or charges payable to Tenant, Tenant Manager or any of their Affiliates or any items corresponding to exclusions from Total Hotel Sales (e.g., sales taxes) or items otherwise expressly excluded from Operating Costs.

1.69                           “PARENT” shall mean, with respect to any Person, any Person which owns directly, or indirectly through one or more Subsidiaries or Affiliated Persons, fifty percent (50%) or more of the voting or beneficial interest in, or otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

1.70                           “PERMITTED ENCUMBRANCES” shall mean all rights, restrictions, and easements of record set forth on Schedule B to the applicable owner’s or leasehold title insurance policy issued to Landlord or its Affiliate in connection with the transactions contemplated by the Purchase Agreement with respect to such Property, plus any other encumbrances as may be “Permitted Encumbrances” under the Purchase Agreement or as may have been consented to in writing by Landlord and Tenant from time to time.

1.71                           “PERMITTED USE” shall mean, with respect to the Property, any use of such Property permitted pursuant to SECTION 4.1.1.

1.72                           “PERSON” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

1.73                           “PLEDGED HOTELS” shall mean, with respect to any loan or other debt secured by a Hotel Mortgage, collectively, the hotels which secure such loan or other debt.

1.74                           “POOLED FF&E HOTEL” shall mean the Property and, so long as Landlord and Portfolio Purchaser are Affiliates of each other, the Managed Hotels, collectively.

1.75                           “PORTFOLIO MANAGER” shall have the meaning given to the term “Manager” in the New Management Agreement and shall include the “Canadian Manager” thereunder.

1.76                           “PORTFOLIO PURCHASER” shall have the meaning given to the term “Purchaser” in the New Management Agreement.

1.77                           “PORTFOLIO OWNER” shall have the meaning given to the term “Owner” under the New Management Agreement.

1.78                           “PROPERTY” shall have the meaning given such term in SECTION 2.1.

1.79                           “PURCHASE AGREEMENT” shall mean that certain Amended and Restated Stock Purchase Agreement pursuant to which an Affiliate of Landlord acquired the stock of the corporation that owns the Hotel from an Affiliate of Tenant.

1.80                           “RECORDS” shall have the meaning given such term in SECTION 7.2.

1.81                           “RENT” shall mean, collectively, the Minimum Rent, Additional Rent and Additional Charges.

1.82                           “REPAIRS” shall have the meaning given such term in SECTION 5.1.1.

1.83                           “SEC” shall mean the United States Securities and Exchange Commission.

1.84                           “SPECIALLY DESIGNATED OR BLOCKED PERSON” shall mean (i) a Person designated by the US Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a Person described in Section 1 of the US Executive Order 13224, issued September 23, 2001, or (iii) a Person otherwise identified by Government Agencies as a person or entity with which Landlord or Tenant is prohibited from transacting business. As of the Commencement Date, a list of such designations and the text of the Executive Order are published at: www.ustreas.gov/offices/enforcement/ofac.

1.85                           “STATE” shall mean the Commonwealth of Puerto Rico.

1.86                           “SUBSIDIARY” shall mean, with respect to any Person, any Entity (a) in which such Person owns directly, or indirectly through one or more Subsidiaries, twenty percent (20%) or more of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

1.87                           “SUCCESSOR LANDLORD” shall have the meaning given such term in SECTION 19.1.

1.88                           “SYSTEM FEES” shall mean a reservation and marketing fee of three percent (3.0%) of rooms revenue, (ii) a Priority Club Fee of four and three-quarters percent (4.75%) of all qualifying folio revenue at a Hotel to Priority Club (i.e., the loyalty program of the “INTERCONTINENTAL” brand) members, (iii) a Technology Fee equal to $10.80 per guest room per month, (iv) an e-mail service fee equal to $15.00 per e-mail user per month and (v) an accounting fee of $15.00 per month per guest room, which fees shall be subject to increases on the terms and conditions that the corresponding fees under the New Management Agreement are subject to increase thereunder.

1.89                           “TAX EXEMPTION DECREE” shall mean the concession dated December 15, 2004 and issued by the Puerto Rico Tourism Company to Landlord (or its predecessor in name), as the same may be amended, replaced, renewed, split, bifurcated and/or supplemented from time to time.

1.90                           “TENANT” shall have the meaning given such term in the preambles to this Agreement and shall also include its permitted successors and assigns.

1.91                           “TENANT MANAGEMENT AGREEMENT” shall mean any management agreement entered into by Tenant with respect to all or any portion of the Property, together with all amendments, modifications and supplements thereto.

1.92                           “TENANT MANAGER” shall mean any manager under a Tenant Management Agreement.

1.93                           “TENANT’S PERSONAL PROPERTY” shall mean all motor vehicles and consumable inventory and supplies, furniture, furnishings, movable walls and partitions, equipment and machinery and all other tangible personal property of Tenant, if any, acquired by Tenant on and after the date hereof or owned by Tenant before the date hereof (in each case, if not conveyed to Landlord), and located at the Property or used in Tenant’s business at the Property and all modifications, replacements, alterations and additions to such personal property installed at the expense of Tenant, other than any items included within the definition of Fixtures or Leased Personal Property or which are to be paid for with amounts in the FF&E Reserve.

1.94                           “TERM” shall mean, collectively, the Fixed Term and the Extended Terms, to the extent properly exercised pursuant to the provisions of SECTION 2.4, unless sooner terminated pursuant to the provisions of this Agreement.

1.95                           “TOTAL HOTEL SALES” shall mean for any period all revenues and receipts of any nature derived directly or indirectly from the Hotel or from the use or operation thereof, including, without limitation, room sales; food and beverage sales; gaming revenues determined in accordance with industry standards; telephone, telegraph, fax and internet revenues; rental or other payments from lessees, sublessees, concessionaires and others occupying or using space or rendering services at the Hotel (but not the gross receipts of such lessees, sublessees or concessionaires); and the actual cash proceeds of business interruption, use, occupancy or similar insurance; PROVIDED, HOWEVER, that Total Hotel Sales shall not include the following (and there shall be appropriate deductions made in determining Total Hotel Sales for): gratuities or service charges in the nature of a gratuity added to a customer’s bill; federal, State or municipal excise, value added, sales or use taxes, room taxes, or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; the State’s share of slot machine revenue at the Hotel; interest received or accrued with respect to the funds in the FF&E Reserve; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Total Hotel Sales or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); credits or refunds made to customers, guests or patrons; sums and credits received by Landlord for lost or damaged merchandise; proceeds from the sale or other disposition of the Hotel, any part thereof, of FF&E or any other assets of the Hotel; or proceeds of any financing or re-financing; and any other matters specifically excluded from Total Hotel Sales pursuant to this Agreement.

1.96                           “UNIFORM SYSTEM OF ACCOUNTS” shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Educational Institute of the American Hotel and Motel Association, as it may be amended from time to time.

1.97                           “UNSUITABLE FOR ITS PERMITTED USE” shall mean a state or condition of the Hotel such that (a) following any damage or destruction to the Hotel, the Hotel cannot be operated in the good faith judgment of Tenant or Landlord on a commercially practicable basis and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction and otherwise as required under SECTION 10.2.4 hereof, within twelve (12) months following such damage or destruction or such shorter period of time as to which business interruption insurance is available to cover Rent and other costs related to the Hotel following such damage or destruction, or (b) as the result of a partial taking by Condemnation, the Hotel cannot be operated, in the good faith judgment of Tenant or Landlord, on a commercially practicable basis in light of then existing circumstances.

1.98                           “WORK” shall have the meaning given such term in SECTION 10.2.4.

ARTICLE 2

PROPERTY AND TERM

2.1                                 PROPERTY. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to all of the following, collectively, the “PROPERTY”):

(a)                                  those certain tracts, pieces and parcels of land, as more particularly described in EXHIBIT A attached hereto and made a part hereof (the “LAND”);

(b)                                 all buildings, structures and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land (collectively, the “LEASED IMPROVEMENTS”);

(c)                                  all easements, rights and appurtenances relating to the Land and the Leased Improvements;

(d)                                 all equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant’s Personal Property (collectively, the “FIXTURES”);

(e)                                  all machinery, equipment, furniture, furnishings, moveable walls or partitions, computers or trade fixtures or other personal property of any kind or description used or useful in Tenant’s business on or in the Leased Improvements, and located on or in the Leased Improvements, and all modifications, replacements, alterations and additions to such personal property, except items, if any, included within the category of Fixtures, but specifically excluding all items included within the category of Tenant’s Personal Property (collectively, the “LEASED PERSONAL PROPERTY”);

(f)                                    all of the Leased Intangible Property; and

(g)                                 any and all leases of space in the Leased Improvements.

2.2                                 CONDITION OF PROPERTY. Tenant acknowledges receipt and delivery of possession of the Property and Tenant accepts the Property in its “as is” condition, subject to the rights of parties in possession, the existing state of title, including all covenants, conditions, restrictions, reservations, mineral leases, easements and other matters of record or that are visible or apparent on the Property, all Applicable Law, and such other matters which would be disclosed by an inspection of the Property and the record title thereto or by an accurate survey thereof. TENANT REPRESENTS THAT IT HAS INSPECTED THE PROPERTY AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE PROPERTY. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. Tenant knowingly and expressly waives the warranties against latent and hidden defects implied by the Civil Code of Puerto Rico upon lessors of real property with respect to the lease of real property, including, but not limited to warranties for hidden defects implied under Articles 1363(2) and 1373 of the Civil Code of Puerto Rico.

2.3                                 FIXED TERM. The initial term of this Agreement (the “FIXED TERM”) shall commence on the Commencement Date and shall expire December 31, 2029.

2.4                                 EXTENDED TERM. Provided the term of the New Management Agreement is simultaneously extended in accordance with the terms of the New Management Agreement, the Term may be extended, at Tenant’s option, for up to two (2) consecutive periods (collectively, the “EXTENDED TERMS”) of fifteen (15) years each pursuant to a written notice to Landlord given at least two (2) years prior to the then Expiration Date. If Tenant fails to give notice of its election not to exercise either of its options to extend the Term on or before the date which is the day prior to the date that is two (2) years prior to the then Expiration Date or if the Portfolio Manager fails to give notice of its election not to exercise either of its options to extend the term of the New Management Agreement on or before the date which is the day prior to the date that is two (2) years prior to the then Expiration Date, Tenant shall be deemed to have exercised the applicable extension option.

Each Extended Term shall commence on the day succeeding the expiration of the Fixed Term or the preceding Extended Term, as the case may be. All of the terms, covenants and provisions of this Agreement shall apply to each such Extended Term, except that Tenant shall have no right to extend the Term beyond the expiration of the Extended Terms. If Tenant shall give Notice that it elects not to extend the Term in accordance with this SECTION 2.4, this Agreement shall automatically terminate at the end of the Term then in effect and Tenant shall have no further option to extend the Term of this Agreement. Otherwise, the extension of this Agreement shall be automatically effected without the execution of any additional documents; it being understood and agreed, however, that Tenant and Landlord shall execute such documents and agreements as either party shall reasonably require to evidence the same.

If Tenant gives notice of its election not to extend the Term or if the Portfolio Manager gives notice of its election not to extend the term of the New Management Agreement, or if Tenant shall have no further right to extend the Term, then at any time during the last two years of the Term, Landlord may terminate this Agreement and the Term on not less than thirty (30) days’ prior written notice.

ARTICLE 3

RENT

3.1                                 RENT. Tenant shall pay, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Agreement), Minimum Rent and Additional Rent to Landlord and Additional Charges to the party to whom such Additional Charges are payable, during the Term. All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion. Rent for any partial Fiscal Month shall be prorated on a per diem basis.

3.1.1                        MINIMUM RENT.

(a)                                  PAYMENTS. Minimum Rent shall be paid in advance on the first Business Day of each Fiscal Month; PROVIDED, HOWEVER, that the first payment of Minimum Rent shall be payable on the Commencement Date (and, if applicable, such payment shall be prorated as provided in the last sentence of the first paragraph of SECTION 3.1).

(b)                                 ADJUSTMENTS OF MINIMUM RENT FOLLOWING DISBURSEMENTS UNDER SECTIONS 5.1.3 (b), 10.2.3 or 11.2. Effective on the date of each disbursement to pay for the cost of any repairs, maintenance, renovations or replacements pursuant to SECTIONS 5.1.3 (b), 10.2.3 or 11.2, the annual Minimum Rent shall be increased by a PER ANNUM amount equal to the Disbursement Rate times the amount so disbursed. If any such disbursement is made during any month on a day other than the first Business Day of a Fiscal Month, Tenant shall pay to Landlord on the first Business Day of the immediately following Fiscal Month (in addition to the amount of Minimum Rent payable with respect to such Fiscal Month, as adjusted pursuant to this paragraph (b)) the amount by which Minimum Rent for the preceding Fiscal Month, as adjusted for such disbursement on a per diem basis, exceeded the amount of Minimum Rent paid by Tenant for such preceding Fiscal Month.

3.1.2                        ADDITIONAL RENT.

(a)                                  AMOUNT. Tenant shall pay additional rent (“ADDITIONAL RENT”) with respect to the Property with respect to each Lease Year beginning with the 2007 Lease Year, in an amount, not less than zero, equal to seven and one-half percent (7.5%) of Excess Total Hotel Sales for such Property.

(b)                                 FISCAL MONTH INSTALLMENTS. Installments of Additional Rent for each Lease Year or portion thereof shall be calculated and paid with respect to each Fiscal Month in arrears on the twenty-fifth day of the succeeding Fiscal Month, based on Total Hotel Sales for the year-to-date as of the last day of the preceding month and the Total Hotel Sales for the year-to-date for the corresponding period during the Base Year. On or before the twenty-fifth (25th) day after the end of each Fiscal Month, Tenant shall furnish Landlord with detailed operating statements setting forth the results of operations at the Hotel with respect to such month and year-to-date showing Total Hotel Sales, rooms revenues, revenue per available room, occupancy percentage and average daily rate, Operating Costs, deposits to, and expenditures from, the FF&E Reserve and Additional Rent together with a Financial Officer’s Certificate. Such statements may be provided electronically to Landlord.

(c)                                  YEAR END STATEMENTS. Not less than ten (10) days prior to the date on which Landlord or any of its Affiliates are required to file audited financial statements with the SEC (but in all events on or before February 15 of each year), Tenant shall deliver to Landlord a Financial Officer’s Certificate setting forth for the prior Lease Year Total Hotel Sales, Operating Costs, the calculation of Additional Rent and deposits to, and expenditures from, the FF&E Reserve together with an Agreed Upon Procedure Letter with respect thereto. The cost of obtaining such letter shall be an Operating Cost.

(d)                                 RECONCILIATION. If any amounts due to Landlord as shown in a Financial Officer’s Certificate or audit provided pursuant to SECTIONS 3.1.2 (f) or 5.3 exceed the amounts previously paid with respect thereto to Landlord, Tenant shall pay such excess to Landlord at such time as the Financial Officer’s Certificate or audit is delivered, together with interest at the Interest Rate from the date due. (Any such interest which accrues after the day that is ten (10) Business Days after the date on which such Financial Officer’s Certificate is delivered or is due and any such interest which results from Tenant’s willful understatement of amounts due to Landlord shall not be Operating Costs.) If Additional Rent due as shown in a Financial Officer’s Certificate or audit is less than the amount previously paid with respect thereto to Landlord, Landlord shall be entitled to retain the same but Tenant shall be credited such overpayment against the next installment of Additional Rent. In no event shall (i) any amount previously deposited in the FF&E Reserve be withdrawn therefrom or (ii) the amount of Minimum Rent be subject to adjustment pursuant to this SECTION 3.1.2 (d).

(e)                                  ADDITIONAL INFORMATION. In addition, Tenant shall provide Landlord with information relating to the Hotel, Tenant and its Affiliates that (i) may be required in order for Landlord or its Affiliates to prepare financial statements in accordance with GAAP or to comply with Applicable Law including, without limitation, any applicable tax or securities laws and regulations and the SEC’s interpretation thereof, (ii) may be required for Landlord or any of its Affiliates to prepare tax returns, or (iii) is of the type that Tenant or its Affiliated Persons customarily prepares for other hotel owners or itself.

(f)                                    AUDIT. At Landlord’s election and at Landlord’s cost except as otherwise provided herein, a certified audit of the Hotel’s operations may be performed annually, and after the Expiration Date, by a nationally recognized, independent certified public accounting firm appointed by Landlord. In the event that Landlord elects to have such an audit performed, Landlord must give notice of its election within twelve (12) months after its receipt of the applicable year-end Financial Officer’s Certificate corresponding to such Lease Year and given pursuant to SECTION 3.1.2 (c). Any dispute concerning the correctness of an audit shall be settled by Arbitration. Tenant shall pay the cost of any audit revealing an understatement of Additional Rent by more than three percent (3%) in the aggregate, and such cost shall not be an Operating Cost. In the event that either no notice of audit is given within said twelve (12) months, or no audit is in fact commenced within eighteen (18) months after receipt of such year-end Financial Officer’s Certificate, such operating statement will constitute the final statement for that Fiscal Year, deemed to have been approved by Landlord.

(g)                                 In the event that this Agreement is terminated by Landlord pursuant to SECTION 12.1, then all of Tenant’s Personal Property shall immediately and automatically be transferred to Landlord and become, without the requirement of any action or undertaking by any party, Landlord’s sole property and shall remain upon the Property and/or the Hotel and be surrendered with the Property and/or the Hotel without disturbance, molestation or injury.

(h)                                 SURVIVAL. The terms of this SECTION 3.1.2 shall survive the expiration or earlier termination of the Term.

3.1.3                        ADDITIONAL CHARGES. In addition to the Minimum Rent and Additional Rent payable hereunder, Tenant shall pay, or cause to be paid, to the appropriate parties and discharge as and when due and payable the following (collectively, “ADDITIONAL CHARGES”):

(a)                                  IMPOSITIONS. Subject to ARTICLE 8 relating to permitted contests, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities (or other payees) where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Where Tenant’s direct payment of Impositions (and the filings therefor) are not feasible, Landlord shall cooperate with Tenant to effect the payment of such Impositions (and make the filings therefor), it being understood that the amount of any such Imposition remains Tenant’s responsibility and Landlord is only cooperating to assist in remitting such amount; Tenant, at its expense, shall to the extent required or permitted by Applicable Law, prepare and file all other tax returns and reports in respect of any other Imposition as may be required. Landlord shall, at its expense and to the extent required or permitted by Applicable Law, prepare and duly and timely file all tax returns and pay all taxes due in respect of Landlord’s Taxes (other than those with respect to Impositions) as may be required by Government Agencies, so as to avoid the imposition of any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment). Provided no Event of Default shall have occurred and be continuing, notwithstanding any provision of this agreement or any other agreement including, without limitation, the Purchase Agreement, to the contrary, if any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Property as may be necessary to prepare any required returns and reports. In the event Government Agencies classify the Property covered by this Agreement as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file. Each party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for the Property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Agreement, Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to file a protest. All Impositions assessed against such personal property shall be (irrespective of whether Landlord or Tenant shall file the relevant return) paid by Tenant not later than the last date on which the same may be made without interest or penalty, subject to the provisions of ARTICLE 8. Landlord and Tenant shall, upon the other’s request, consult with each other in order to avoid the imposition of withholding taxes upon either party, the Property or otherwise concerning the operation thereof.

Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; PROVIDED, HOWEVER, that Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions. To the extent Landlord is legally required to file a tax return for an Imposition and Tenant is not permitted under Applicable Law to make such filing, Landlord shall provide Tenant with a copy of the return in sufficient time for Tenant to pay the Imposition; PROVIDED, HOWEVER, that Landlord’s failure to provide such copy shall in no way diminish Tenant’s obligation hereunder to pay such Impositions.

(b)                                 UTILITY CHARGES. All charges for electricity, power, gas, oil, water and other utilities used in connection with the Property.

(c)                                  INSURANCE PREMIUMS. All premiums for the insurance coverage required to be maintained pursuant to ARTICLE 9.

(d)                                 OTHER CHARGES. All other amounts, liabilities and obligations, including, without limitation, all amounts payable under any equipment leases and all agreements to indemnify Landlord under SECTIONS 4.3.2 and 9.7.

(e)                                  TAX EXEMPTION DECREE EXPENDITURES. Notwithstanding any provision of this Agreement or any other agreement including, without limitation, the Purchase Agreement, to the contrary, any amounts required to be expended or invested under any of the Tax Exemption Decree, the Puerto Rico Tourism Development Act of 1993 or the regulations thereunder on (i) promotion, publicity, marketing for the Hotel; (ii) compliance with adequate safety, health, sanitation and protection standards for guests at the Hotel; (iii) personnel training and retraining; (iv) handicapped facilities for the Hotel; (v) conservation, improvement and maintenance of the Hotel and of the environmental and aesthetic infrastructure; or (vi) any similar purposes or activity. If the Tax Exemption Decree, the Puerto Rico Tourism Development Act of 1993 or the regulations thereunder preclude Tenant from complying with the terms of the foregoing, then Landlord and Tenant shall negotiate in good faith an amendment to this Agreement to deal with such eventuality with the intent that SECTION 3.3 be given full effect and that all Rents and other amounts payable by Tenant hereunder qualify as “rents from real property” within the meaning of Section 856(d) of the Code. Nothing contained in this SECTION 3.1.3 (e) is intended to, nor shall, limit Tenant’s rights under SECTIONS 5.1.2 OR 5.1.3.

3.1.4                        REIMBURSEMENT FOR ADDITIONAL CHARGES. If Tenant pays or causes to be paid property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Agreement (other than termination by reason of an Event of Default), Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Agreement.

3.2                                 LATE PAYMENT OF RENT, ETC. If any installment of Minimum Rent shall not be paid within twenty-five (25) days after its due date or if any Additional Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid within ten (10) days after its due date, Tenant shall pay Landlord, on demand, as Additional Charges, a late charge (to the extent permitted by law) computed at the Interest Rate on the amount of such installment, from the due date of such installment to the date of payment thereof.

In the event of any failure by Tenant to pay any Additional Charges when due, Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost which is added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent and Additional Rent.

3.3                                 NET LEASE. The Rent shall be absolutely net to Landlord so that this Agreement shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Agreement which expressly provide otherwise including any provisions for adjustment or abatement of such Rent.

3.4                                 NO TERMINATION, ABATEMENT, ETC. Except as otherwise specifically provided in this Agreement, each of Landlord and Tenant, to the maximum extent permitted by law, shall remain bound by this Agreement in accordance with its terms and shall not take any action without the consent of the other to modify, surrender or terminate this Agreement. In addition, except as otherwise expressly provided in this Agreement, Tenant shall not seek, or be entitled to, any abatement, deduction, deferment or reduction of the Rent, or set-off against the Rent, nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of: (a) any damage to or destruction of the Property or any portion thereof from whatever cause or any Condemnation; (b) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Property, or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (c) any claim which Tenant may have against Landlord by reason of any default or breach of any warranty by Landlord under this Agreement or any other agreement between Landlord and Tenant, or to which Landlord and Tenant are parties; (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (e) any other cause whether similar or dissimilar to any of the foregoing, except as otherwise specifically provided in this Agreement.

3.5                                 WAIVER. Tenant hereby waives all rights arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Agreement or quit or surrender the Property or any portion thereof, or (b) which would entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable or other obligations to be performed by Tenant hereunder. The obligations of Tenant hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Agreement.

ARTICLE 4

USE OF THE PROPERTY

4.1                                 PERMITTED USE.

4.1.1 PERMITTED USE. Tenant shall, at all times during the Term, subject to temporary periods for the repair of damage caused by casualty or Condemnation, continuously use and operate the Property as full service luxury resort hotel and casino and any uses incidental thereto. Tenant shall not use or permit to be used the Property or any portion thereof for any other use without the prior written consent of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. Tenant shall not change the brand of the Hotel without Landlord’s prior written consent, it being agreed that, on the Commencement Date, the Hotel shall be operated under the “INTERCONTINENTAL” brand. No use shall be made or permitted to be made of the Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering such Property or any part thereof (unless another adequate policy is available), nor shall Tenant sell or otherwise provide or permit to be kept, used or sold in or about the Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply with all Insurance Requirements.

4.1.2                        NECESSARY APPROVALS. Tenant shall proceed with all due diligence and exercise reasonable efforts to obtain and maintain all approvals necessary to use and operate, for its Permitted Use, the Property and the Hotel located thereon under Applicable Law.

4.1.3                        LAWFUL USE, ETC. Tenant shall not use or suffer or permit the use of the Property or Tenant’s Personal Property, if any, for any unlawful purpose. Tenant shall not, and shall direct the Tenant Manager not to, commit or suffer to be committed any waste on the Property, or in the Hotel, nor shall Tenant cause or permit any unlawful nuisance thereon or therein. Tenant shall not, and shall direct the Tenant Manager not to, suffer nor permit the Property, or any portion thereof, to be used in such a manner as (i) may materially and adversely impair Landlord’s title thereto or to any portion thereof, or (ii) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Property or any portion thereof.

4.2                                 COMPLIANCE WITH LEGAL/INSURANCE REQUIREMENTS, ETC. Subject to the provisions of ARTICLE 8 and SECTION 5.1.3 (b), Tenant, at its sole expense, shall (i) comply with all Applicable Law and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of the Property and with the terms of any ground lease, sublease or parking lease affecting the Property, (ii) perform all obligations of the landlord under any sublease affecting the Property and (iii) procure, maintain and comply with all licenses, permits and other authorizations and agreements required for any use of the Property and Tenant’s Personal Property, if any, then being made, and for the proper erection, installation, operation and maintenance of the Property or any part thereof.

4.3                                 ENVIRONMENTAL MATTERS.

4.3.1                        RESTRICTION ON USE, ETC. During the Term and any other time that Tenant shall be in possession of the Property, Tenant shall not store on, release or spill upon, dispose of or transfer to or from the Property any Hazardous Substance. During the Term and any other time that Tenant shall be in possession of the Property, Tenant shall maintain (and shall direct the Tenant Manager to maintain) the Property at all times free of any Hazardous Substance except for those which are customarily used at other hotels like the Hotel and are in compliance with all Environmental Laws. Tenant shall promptly: (a) upon receipt of notice or knowledge and shall direct the

Tenant Manager upon receipt of notice or knowledge promptly to, notify Landlord in writing of any material change in the nature or extent of Hazardous Substances at the Property, (b) transmit to Landlord a copy of any report which is required to be filed with respect to the Property pursuant to the Emergency Planning and Community Right-to-Know Act or any other Environmental Law, (c) transmit to Landlord copies of any citations, orders, notices or other governmental communications received by Tenant or its agents or representatives with respect to Hazardous Substances or violations or alleged violations of Environmental Law (collectively, an “ENVIRONMENTAL NOTICE”), which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Environmental Law and/or presents a material risk of any material cost, expense, loss or damage, (d) subject to the provisions of ARTICLE 8, observe and comply with all Environmental Laws relating to the use, storage, maintenance and disposal of Hazardous Substances and all orders or directives from any official, court or agency of competent jurisdiction relating to the use, storage or maintenance or requiring the removal, treatment, containment or other disposition of Hazardous Substances, and (e) pay or otherwise dispose of any fine, charge or Imposition related to Hazardous Substances or violations of Environmental Law.

If, at any time prior to the termination of this Agreement, Hazardous Substances (other than those permitted under this Agreement) are discovered on the Property, Tenant shall take all actions and incur any and all expenses, as are required by any Governmental Agency and by Environmental Law, (i) to clean up and remove from and about the Property all Hazardous Substances thereon, (ii) to contain and prevent any further discharge, release or threat of discharge or release of Hazardous Substances on or about the Property and (iii) to use good faith efforts to eliminate any further discharge, release or threat of discharge or release of Hazardous Substances on or about the Property.

4.3.2                        INDEMNIFICATION OF LANDLORD. Tenant shall protect, indemnify and hold harmless Landlord and each Hotel Mortgagee, their trustees, officers, agents, employees and beneficiaries, and any of their respective successors or assigns with respect to this Agreement (collectively, the “INDEMNITEES” and, individually, an “INDEMNITEE”) for, from and against any and all debts, liens, claims, obligations, liabilities, sanctions, losses, causes of action, administrative orders or notices, costs, fines, penalties or expenses (including, without limitation, reasonable attorney’s and technical consultant’s fees and expenses) imposed upon, incurred by or asserted against any Indemnitee resulting from, either directly or indirectly, the presence during the Term (or any other time Tenant shall be in possession of the Property) in, upon, over or under the Land, soil, surface water or ground water of the Property or any properties surrounding the Property of any Hazardous Substances in violation of any Environmental Law or otherwise. Tenant’s duty herein includes, but is not limited to, costs associated with personal injury or property damage claims as a result of the presence prior to the expiration or sooner termination of the Term and the surrender of the Property to Landlord in accordance with the terms of this Agreement of Hazardous Substances in, upon, over or under the Land, soil, surface water or ground water of the Property in violation of any Environmental Law or otherwise. Upon Notice from Landlord or any other of the Indemnitees, Tenant shall undertake the defense, at Tenant’s sole cost and expense, of any indemnification duties set forth herein, in which event Tenant shall not be liable for payment of any duplicative attorneys’ fees incurred by any Indemnitee.

Tenant shall, upon demand, pay to Landlord, as an Additional Charge, any cost, expense, loss or damage (including, without limitation, reasonable attorneys’ fees) incurred by Landlord and arising from a failure of Tenant to observe and perform the requirements of this SECTION 4.3, which amounts shall bear interest from the date incurred until paid by Tenant to Landlord at the Interest Rate.

4.3.3                        SURVIVAL. The provisions of this SECTION 4.3 shall survive the expiration or sooner termination of this Agreement.

ARTICLE 5

MAINTENANCE AND REPAIRS

5.1                                 MAINTENANCE AND REPAIR.

5.1.1                        TENANT’S GENERAL OBLIGATIONS. Subject to SECTION 6.1 hereof, Tenant shall, at its sole cost and expense (except as expressly provided in SECTION 5.1.3 (b)), keep the Property and all private roadways, sidewalks and curbs appurtenant thereto (and Tenant’s Personal Property) in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, Insurance Requirements, the elements or the age of the Property or Tenant’s Personal Property or any portion thereof), and shall promptly make all repairs, corrections, maintenance, alterations, improvements, renovations, installations, renewals and additions (collectively, “REPAIRS”) thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise). All Repairs shall be made in a good, workmanlike manner, consistent with industry standards for like hotels and casinos in like locales, in accordance with all applicable federal, State, territorial and local statutes, ordinances, codes, rules and regulations relating to any such work. Tenant shall not take or omit to take any action, the taking or omission of which would materially and adversely impair the value or the usefulness of the Property or any material part thereof for its Permitted Use.

Any and all alterations, additions, improvements, and fixtures which may be made or installed by either the Landlord or the Tenant upon the Property and/or the Hotel and which in any manner are attached to the floors, walls or ceilings (including, without limitation, any linoleum or other floor covering of similar character which may be cemented or otherwise adhesively affixed to the floor, and any electrical, plumbing, heating, ventilating and/or air conditioning system and equipment), shall, upon the termination or expiration of this Agreement, immediately and automatically be transferred to Landlord and become, without the requirement of any action or undertaking by any party, Landlord’s sole property and shall remain upon the Property and/or the Hotel and be surrendered with the Property and/or the Hotel as a part thereof without disturbance, molestation or injury.

5.1.2                        FF&E RESERVE.

(a)                                  The FF&E Reserve, all amounts deposited therein, and all Capital Replacements shall belong to Landlord.

(b)                                 Beginning on February 25, 2007 and on the twenty-fifth day of every month thereafter, Tenant shall transfer into the FF&E Reserve an amount equal to the Applicable Percentage of Total Hotel Sales for the prior month.

(c)                                  Not less than sixty (60) days prior to the first day of each Fiscal Year after the 2005 Fiscal Year, Tenant shall submit to Landlord for Landlord’s approval a proposed estimate of expenditures from the FF&E Reserve for the ensuing full or partial Fiscal Year, as the case may be (the “FF&E ESTIMATE”). If Landlord fails to disapprove of a proposed FF&E Estimate within thirty (30) days after the submission thereof to Landlord for its approval, the same shall be deemed approved. Together with each such FF&E Estimate, Tenant shall provide to Landlord a proposed five-year capital plan for the Hotel for Landlord’s review and approval. Tenant will provide Landlord with the material data and information utilized in preparing the FF&E Estimates or any revisions thereof. Tenant will not be deemed to have made any guaranty, warranty or representation whatsoever in connection with the FF&E Estimates, except that the proposed FF&E Estimates reflect Tenant’s best professional estimates of the matters they describe. The FF&E Estimate for the 2005 Fiscal Year shall have been delivered by Tenant to Landlord on or before the Commencement Date.

(d)                                 In the event Landlord disapproves or raises any objections to the proposed FF&E Estimate, or any portion thereof, or any revisions thereto, Landlord and Tenant shall cooperate with each other in good faith to resolve the disputed or objectionable items. If Landlord disapproves of a proposed FF&E Estimate, Landlord will disapprove on a specific line-by-line basis to the extent reasonably practical. Any dispute with respect to a proposed FF&E Estimate which is not resolved by the parties within thirty (30) days after the submission thereof to Landlord shall be resolved by Arbitration.

(e)                                  All expenditures from the FF&E Reserve shall be (as to both the amount of each such expenditure and the timing thereof) both reasonable and necessary, given the objective that the Hotel will be maintained and operated to a standard comparable to competitive hotels. All amounts from the FF&E Reserve shall be paid to Persons who are not Affiliated Persons of Tenant without markup or allocated internal costs by Tenant or its Affiliated Persons except that Tenant may use Affiliated Persons to provide goods and services if Landlord has granted its prior written approval thereof.

(f)                                    Tenant shall, consistent with the FF&E Estimate approved by Landlord, from time to time make expenditures from the FF&E Reserve to pay for Capital Replacements made during the Term. Tenant shall not materially deviate from the FF&E Estimate approved by Landlord without the prior approval of Landlord, except in the case of emergency where immediate action is necessary to prevent imminent harm to person or property. Notwithstanding anything in this Agreement to the contrary, no additional cost or expense shall be incurred or paid in connection with any Capital Replacements made during the last two (2) years of the Term to the extent attributable solely to complying with the InterContinental brand standards.

(g)                                 Any amounts remaining in the FF&E Reserve at the close of each Lease Year will be carried forward and retained in the FF&E Reserve. Any and all portions of the Hotel which are scrapped or removed in connection with the making of any major or non-major repairs, renovations, additions, alterations, improvements, removals or replacements shall be disposed of by Tenant and any net proceeds thereof shall be deposited in the FF&E Reserve and not included in Total Hotel Sales. In addition, any proceeds from the sale of FF&E no longer necessary to the operation of the Hotel shall be added to the FF&E Reserve.

(h)                                 Subject to the terms of SECTION 5.1.2 (j), Tenant shall be the only party entitled to withdraw funds from the FF&E Reserve until a Default shall occur.

(i)                                     Upon the expiration or earlier termination of the Term, Tenant shall disburse to Landlord, or as Landlord shall direct, all amounts remaining in the FF&E Reserve after payments of all expenses on account of Capital Replacements appropriately incurred by Tenant during the Term.

(j)                                     So long as the Managed Hotels are Pooled FF&E Hotels, it is understood and agreed that funds deposited in the FF&E Reserve pursuant to this Agreement and the Reserve Account under New Management Agreement shall be maintained and used on a consolidated basis such that all amounts to be deposited in the FF&E Reserve and such Reserve Account shall be deposited in a single account and Portfolio Manager and Tenant may apply any funds therein to any of the Pooled FF&E Hotels in accordance with the terms of this Agreement and the New Management Agreement.

(k)                                  Notwithstanding anything contained herein to the contrary, if Landlord advises Tenant that in Landlord’s opinion, the fair market value of all personal property of Landlord at, about or which forms a part of the Property is equal to or exceeds thirteen and one half percent (13.5%) of the fair market value of the Property, Tenant and its

Affiliates shall not use funds from the FF&E Reserve or which are required to be expended pursuant to any purchase agreement to purchase additional personal property for use at, about or as part of the Property without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute judgment.

5.1.3                        LANDLORD’S OBLIGATIONS.

(a)                                  Except as otherwise expressly provided in this Agreement, Landlord shall not, under any circumstances, be required to build or rebuild any improvement on the Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain the Property in any way. Except as otherwise expressly provided in this Agreement, Tenant hereby waives, to the maximum extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect on the date hereof or hereafter enacted. Landlord shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic’s lien laws now or hereafter existing.

(b)                                 Subject to the terms of SECTION 5.1.3 (c), if funds in the FF&E Reserve shall be insufficient for necessary and permitted expenditures thereof and the amount of such expenditures exceeds the amount on deposit in the FF&E Reserve, Tenant may, at its election, give Landlord Notice thereof, which Notice shall set forth, in reasonable detail, the nature of the required Capital Replacement, the estimated cost thereof and such other information with respect thereto as Landlord may reasonably require. Provided that no Default shall have occurred and be continuing and Tenant shall otherwise comply with the applicable provisions of ARTICLE 6, Landlord shall, within twenty (20) Business Days after such Notice, subject to and in accordance with the applicable provisions of ARTICLE 6, disburse such required funds to Tenant for deposit in the FF&E Reserve and, upon such disbursement, the Minimum Rent shall be adjusted as provided in SECTION 3.1.1 (b). Tenant shall include a good faith projection of funds required pursuant to this SECTION 5.1.3 (b) in the FF&E Estimate.

(c)                                  Unless and until the Affiliates of Portfolio Manager which sold the Pooled FF&E Hotels to the Portfolio Purchaser and the stock of Landlord to the Portfolio Purchaser have expended $25,000,000 (net of any applicable value added tax that is refundable) of their own funds to make Capital Replacements at the Pooled FF&E Hotels, Landlord shall have no obligation to make or to cause its Affiliates to make any advances to the FF&E Reserve pursuant to SECTION 5.1.3 (b).

5.1.4                        NONRESPONSIBILITY OF LANDLORD, ETC. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Property, or any part thereof, are hereby charged with notice that liens on the Property or on Landlord’s interest therein are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished to Tenant or for any other purpose during the term of this Agreement.

Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or the furnishing of any materials for any alteration, addition, improvement or repair to the Property or any part thereof or as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Property or any part thereof nor to subject Landlord’s estate in the Property or any part thereof to liability under any mechanic’s lien law of any State in any way, it being expressly understood Landlord’s estate shall not be subject to any such liability.

5.2                                 TENANT’S PERSONAL PROPERTY. Tenant shall provide and maintain throughout the Term all such Tenant’s Personal Property as shall be necessary in order to operate in compliance with all Applicable Laws and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Permitted Use.

5.3                                 AT END OF TERM.

5.3.1                        YIELD UP. Upon the expiration or sooner termination of this Agreement:

(a)                                  Tenant shall vacate and surrender the Property to Landlord in substantially the same condition in which the

Property was in on the Commencement Date, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Agreement, reasonable wear and tear (and casualty damage and Condemnation, in the event that this Agreement is terminated following a casualty or Condemnation in accordance with ARTICLE 10 or ARTICLE 11) excepted.

(b)                                 Within sixty (60) days following the effective date of such expiration or earlier termination, Tenant will submit to Landlord an audited final accounting of Total Hotel Sales, Additional Rent and deposits to and withdrawals from the FF&E Reserve and all accounts between Landlord and Tenant through the effective date of such expiration or earlier termination, the cost of which audit shall be shared equally by Tenant and Landlord and shall not be an Operating Cost and shall be performed by Ernst & Young or another accounting firm selected by Tenant and approved by Landlord. Said final accounting shall be accompanied by a Financial Officer’s Certificate and will promptly be submitted by Tenant to Landlord for its approval. Landlord shall not unreasonably withhold or delay its approval of the final accounting and any such disapproval shall contain reasonably detailed explanation for disapproval. Within thirty (30) days after delivery of such final accounting, the parties will make appropriate adjustments to any amounts previously paid or due under this Agreement.

(c)                                  On the effective date of such expiration or earlier termination, Tenant will deliver to Landlord all Records of the Hotel, provided that Tenant may retain copies of any of the same for Tenant’s records. Notwithstanding the foregoing, Tenant will not be required to deliver to Landlord any information or materials (including, without limitation, software, database, manuals and technical information) which are proprietary property of Tenant.

(d)                                 On the effective date of such expiration or earlier termination, Tenant will deliver (and cause Tenant Manager to deliver) any and all keys or other access devices of the Property to Landlord.

(e)                                  On the effective date of such expiration or earlier termination, Tenant will assign to Landlord or its designee, and Landlord or such designee will assume, all booking, reservation, service and operating contracts relating exclusively to the occupancy or operation of the Hotel and entered into in the ordinary course of business by Tenant. Landlord agrees to indemnify and hold Tenant harmless from liability or other obligations under any such agreements relating to acts or occurrences, including Landlord’s or such designee’s failure to perform, on or after the effective date of such assignment.

(f)                                    Tenant will assign (and will cause Tenant Manager to assign) to Landlord or its designee any assignable licenses and permits pertaining to the Property and will otherwise reasonably cooperate with Landlord as may be necessary for the transfer of any and all licenses and permits pertaining to the Property or the Hotel to Landlord or Landlord’s designee.

(g)                                 Tenant shall release and transfer to Landlord any funds of Landlord which are held or controlled by Tenant or Tenant Manager.

(h)                                 Landlord shall have the right to operate the Hotel without modifying the structural design of same and without making any Material Repair, notwithstanding the fact that such design or certain features thereof may be proprietary to Tenant or its Affiliates and/or protected by trademarks or service marks held by Tenant or an Affiliate, provided that such use shall be confined to the Hotel. Further, provided that the Hotel then satisfies the InterContinental brand standards (unless the Hotel fails to satisfy such brand standards due to a breach hereof by Tenant), Landlord shall be entitled (but not obligated) to operate the Hotel under the InterContinental name for a period of one (1) year following such termination or expiration in consideration for which Landlord shall pay the then standard franchise and system fees for such brand and comply with the other applicable terms and conditions of the form of franchise agreement then being entered into with respect to Intercontinental hotels.

(i)                                     Tenant shall transfer (and shall cause Tenant Manager to transfer) to Landlord the telephone numbers used in connection with the operation of the Hotel (but not the InterContinental brand generally).

(j)                                     Tenant shall, and shall cause Tenant Manager to, cooperate with Landlord’s or its designee’s efforts to engage employees of the Hotel.

(k)                                  If requested by Landlord prior to such expiration or earlier termination of this Agreement, Tenant shall (or shall cause Tenant Manager to) continue to manage under the InterContinental brand after such expiration or earlier termination for up to one (1) year, on such reasonable terms (which shall include an agreement to reimburse Tenant (or Tenant Manager, as the case may be) for its reasonable out-of-pocket costs and expenses, and reasonable administrative costs and a management fee of three percent (3%) of Total Hotel Sales) with respect to which Landlord and Tenant shall reasonably agree.

5.3.2                        PURCHASE RIGHTS. Subject to SECTION 3.1.2 (g) and SECTION 5.1.1, Landlord shall have the option, to be exercised within thirty (30) days after the expiration or termination of this Agreement, to purchase Tenant’s Personal Property for an amount equal to the then net market value thereof (which shall be (i) the current replacement cost thereof as determined by agreement of the parties or, (ii) in the absence of such agreement, an amount determined by appraisal, less accumulated depreciation on Tenant’s books pertaining thereto), subject to, and with appropriate price adjustments for, all equipment leases, conditional sale contracts, UCC-1 financing statements and other encumbrances to which such personal property is subject.

5.3.3                        SURVIVAL. The provisions of this SECTION 5.3 shall survive the expiration or earlier termination of this Agreement.

5.4                                 TENANT MANAGEMENT AGREEMENT. Tenant shall not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), enter into, or amend or modify the provisions of any Tenant Management Agreement. Any Tenant Management Agreement shall be subordinate to this Agreement and shall provide, INTER ALIA, (a) that all amounts due from Tenant to the Tenant Manager shall be subordinate to all amounts due from Tenant to Landlord (provided that, as long as no Event of Default has occurred and is continuing, Tenant may pay all amounts due to a Tenant Manager pursuant to a Tenant Management Agreement) and (b) for termination thereof, at Landlord’s option, upon the termination of this Agreement. Tenant shall not take any action, grant any consent or permit any action under any Tenant Management Agreement which might have a material adverse effect on Landlord, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE 6

IMPROVEMENTS, ETC.

6.1                                 MATERIAL REPAIRS. Except as set forth in SECTION 6.2, prior to making any Material Repair, Tenant shall submit, to Landlord in writing, a proposal setting forth, in reasonable detail, the proposed Material Repair and shall provide to Landlord such plans and specifications, and such permits, licenses, contracts and such other information concerning the same as Landlord may reasonably request. Landlord shall have twenty (20) Business Days to approve or disapprove all materials submitted to Landlord, in connection with any such proposal; provided, however, (i) Landlord may not withhold its approval of a Material Repair with respect to such items as are (A) required in order for the Hotel to comply with applicable InterContinental brand standards consistently applied to InterContinental hotels generally (except during the last two (2) years of the Term) or the requirements of this Agreement; or (B) required by reason of or under any Insurance Requirement or Applicable Law, or otherwise required for the continued safe and orderly operation of the Hotel and (ii) Landlord’s approval shall not be required with respect to the cost of any proposed Material Repair if the same is set forth as a separate line item in the then applicable approved FF&E Estimate. If Landlord fails to disapprove of such Material Repair within such twenty (20) Business Days, Landlord shall be deemed to have approved same.

6.2                                 EMERGENCY EXPENDITURES. In the event that a condition should exist in or about the Hotel of an emergency nature or in violation of Applicable Law or any Insurance Requirements, including structural conditions, which requires immediate repair necessary to prevent imminent danger or damage to persons or property, Tenant is hereby authorized to take all steps and to make all expenditures necessary to repair and correct any such condition, regardless of whether provisions have been made in the applicable FF&E Estimate for any such expenditures or if sufficient funds exist in the FF&E Reserve. Upon the occurrence of such an event or condition, Tenant will communicate to Landlord all available information regarding such event or condition as soon as reasonably possible and will take reasonable steps to obtain Landlord’s approval before incurring such expenses. Expenditures under this SECTION 6.2 shall be paid from the FF&E Reserve to the extent such expenditure is properly considered a Capital Replacement.

6.3                                 NO TIE-IN. No Capital Replacement shall be made which would tie-in or connect the Hotel with any other improvements on property adjacent to the Hotel (and not part of the Land) including, without limitation, tie-ins of buildings or other structures or utilities (other than connections to public or private utilities) without the prior written approval of Landlord, which approval may be granted or withheld in Landlord’s sole and absolute discretion.

ARTICLE 7

LIENS

7.1                                 LIENS. Subject to ARTICLE 8, Tenant shall not, directly or indirectly, create or allow to remain and shall promptly discharge, at its expense, any lien, encumbrance, attachment, title retention agreement or claim upon the Property or Tenant’s leasehold interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restrictions, liens and other encumbrances which are consented to in writing by Landlord, (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) subleases permitted by ARTICLE 15, (e) liens for Impositions so long as the same are not yet due and payable, (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable, (g) the Hotel Mortgage or other liens which are the responsibility of Landlord pursuant to the provisions of ARTICLE 19 and (h) Landlord Liens and any other voluntary liens created by Landlord.

7.2                                 LANDLORD’S LIEN. In addition to any statutory landlord’s lien and in order to secure payment of the Rent and all other sums payable hereunder by Tenant, and to secure payment of any loss, cost or damage which Landlord may suffer by reason of Tenant’s breach of this Agreement, Tenant hereby grants unto Landlord, to the maximum extent permitted by Applicable Law, a security interest in and an express contractual lien upon Tenant’s Personal Property (except motor vehicles and liquor and casino licenses and permits), and Tenant’s interest in all ledger sheets, files, records, documents and instruments (including, without limitation, computer programs, tapes and related electronic data processing) relating to the operation of the Hotel (the “RECORDS”) and all proceeds therefrom, subject to any Permitted Encumbrances; and such Tenant’s Personal Property shall not be removed from the Property at any time when a Default has occurred and is continuing.

Upon Landlord’s request, Tenant shall execute and deliver to Landlord financing statements in form sufficient to perfect the security interest of Landlord in Tenant’s Personal Property and the proceeds thereof in accordance with Applicable Law. During the continuance of a Default, Tenant hereby grants Landlord an irrevocable limited power of attorney, coupled with an interest, to execute all such financing statements in Tenant’s name, place and stead. The security interest herein granted is in addition to any statutory lien for the Rent.

ARTICLE 8

PERMITTED CONTESTS

Tenant shall have the right to contest the amount or validity of any Imposition or Applicable Law concerning the Property by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant’s obligation to pay any Claims as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any mortgage or deed of trust encumbering the Property or any interest therein or result in or reasonably be expected to result in a lien attaching to the Property, (c) no part of the Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, (d) Tenant shall indemnify and hold harmless Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by Landlord in connection therewith or as a result thereof and (e) Landlord is not exposed to any risk for criminal or civil liability. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith). If Tenant shall fail (x) to pay or cause to be paid any Claims when finally determined, (y) to provide reasonable security therefor or (z) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon reasonable notice to Tenant (which notice shall not be required if Landlord shall reasonably determine that the same is not practicable), pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Charges.

ARTICLE 9

INSURANCE AND INDEMNIFICATION

9.1                                 GENERAL INSURANCE REQUIREMENTS. Tenant shall, at all times during the Term and at any other time Tenant shall be in possession of the Property, keep the Property, and all property located therein or thereon, insured against the risks and in the amounts as follows and shall maintain, with respect to the Property, the following insurance:

(a)                                  “Special Form” property insurance, including insurance against loss or damage by fire, vandalism and malicious mischief, terrorism (if available on commercially reasonable terms), earthquake, explosion of steam boilers, pressure vessels or other similar apparatus, now or hereafter installed in the Hotel, with equivalent coverage as that provided by the usual extended coverage endorsements, in an amount equal to one hundred percent (100%) of the then full replacement cost of the property requiring replacement (excluding foundations) from time to time, including an increased cost of construction endorsement;

(b)                                 Business interruption and blanket earnings plus extra expense under a rental value insurance policy or endorsement covering risk of loss during the lesser of the first twelve (12) months of reconstruction or the actual reconstruction period necessitated by the occurrence of any of the hazards described in subparagraph (a) above, in such amounts as may be customary for comparable properties managed or leased by Tenant or its Affiliates in the surrounding area and in an amount sufficient to prevent Landlord from becoming a co-insurer;

(c)                                  Commercial general liability insurance, including bodily injury and property damage (on an occurrence basis and on a 1993 ISO CGL form or on a form customarily maintained by similarly situated hotels, including, without limitation, broad form contractual liability, independent contractor’s hazard and completed operations coverage, aggregate limit as applicable) in an amount not less than Two Million Dollars ($2,000,000) per occurrence and umbrella coverage of all such claims in an amount not less than Fifty Million Dollars ($50,000,000) per occurrence;

(d)                                 Flood insurance (if the Hotel is located in whole or in part within an area identified as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, or the Flood Disaster Protection Act of 1973, as amended (or any successor acts thereto)) and insurance against such other hazards and in such amounts as may be available under the National Flood Insurance Program and customary for comparable properties in the area;

(e)                                  Worker’s compensation insurance coverage provided by the Puerto Rico State Insurance Fund for all persons employed by Tenant at the Hotel with statutory limits and otherwise with limits of and provisions in accordance with the requirements of applicable local, territorial, State and federal law.

(f)                                    Employment practices liability insurance with limits of Twenty Five Million Dollars ($25,000,000); and

(g)                                 Such additional insurance as may be required, from time to time by (i) Applicable Law, (ii) any Hotel Mortgagee or (iii) which is otherwise reasonably required upon advance notice to Tenant given in accordance with the terms hereof.

9.2                                 REPLACEMENT COST. “REPLACEMENT COST” as used herein, shall mean the actual replacement cost of the property requiring replacement from time to time, including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy. In the event either party believes that the then full replacement cost has increased or decreased at any time during the Term, such party, at its own cost, shall have the right to have such full replacement cost redetermined by an independent accredited appraiser approved by the other, which approval shall not be unreasonably withheld or delayed. The party desiring to have the full replacement cost so redetermined shall forthwith, on receipt of such determination by such appraiser, give Notice thereof to the other. The determination of such appraiser shall be final and binding on the parties hereto until any subsequent determination under this SECTION 9.2, and Tenant shall forthwith conform the amount of the insurance carried to the amount so determined by the appraiser.

9.3                                 WAIVER OF SUBROGATION. Landlord and Tenant agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in the State) with respect to any property loss which is covered by insurance then being carried by Landlord or Tenant, respectively, the party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom. In the event that any extra premium is payable by Tenant as a result of this provision, Landlord shall not be liable for reimbursement to Tenant for such extra premium.

9.4                                 FORM SATISFACTORY, ETC. All insurance policies and endorsements required pursuant to this ARTICLE 9 shall be fully paid for, nonassessable and be issued by insurance carriers authorized to do business in the State, having a general policy holder’s rating of no less than B++ in Best’s latest rating guide. All such policies described in SECTIONS 9.1(a) through (d) shall include no deductible in excess of Two Hundred Fifty Thousand Dollars ($250,000) and, with the exception of the insurance described in SECTIONS 9.1(e), shall name Landlord and the Hotel Mortgagee as additional insureds, as their interests may appear. All loss adjustments shall be payable as provided in ARTICLE 10, except that losses under SECTIONS 9.1(c) and 9.1(e) shall be payable directly to the party entitled thereto. Tenant shall cause all insurance premiums to be paid and shall deliver policies or certificates thereof to Landlord prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy). All such policies shall provide Landlord (and the Hotel Mortgagee if required by the same) thirty (30) days prior written notice of any material change or cancellation of such policy. In the event Tenant shall fail to effect such insurance as herein required, to pay the premiums therefor or to deliver such policies or certificates to Landlord or the Hotel Mortgagee at the times required, Landlord shall have the right, upon Notice to Tenant, but not the obligation, to acquire such insurance and pay the premiums therefor, which amounts shall be payable to Landlord, upon demand, as Additional Charges, together with interest accrued thereon at the Interest Rate from the date such payment is made until the date repaid.

9.5                                 BLANKET POLICY. Notwithstanding anything to the contrary contained in this ARTICLE 9, Tenant’s obligation to maintain the insurance herein required may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant, provided, that (a) the coverage thereby afforded will not be reduced or diminished from that which would exist under a separate policy meeting all other requirements of this Agreement, and (b) the requirements of this ARTICLE 9 are otherwise satisfied.

9.6                                 NO SEPARATE INSURANCE. Tenant shall not take out separate insurance, concurrent in form or contributing in the event of loss with that required by this ARTICLE 9, or increase the amount of any existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of such insurance, including Landlord and all Hotel Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Agreement. In the event Tenant shall take out any such separate insurance or increase any of the amounts of the then existing insurance, Tenant shall give Landlord prompt Notice thereof.

9.7                                 INDEMNIFICATION OF LANDLORD. Notwithstanding the existence of any insurance provided for herein and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Property or adjoining sidewalks or rights of way, (b) any past, present or future use, misuse, non-use, condition, management, maintenance or repair by Tenant or anyone claiming under Tenant of the Property or Tenant’s Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which Landlord is made a party or participant relating to the Property or Tenant’s Personal Property or such use, misuse, non-use, condition, management, maintenance, or repair thereof including, failure to perform obligations (other than Condemnation proceedings to which Landlord is made a party), (c) any Impositions that are the obligations of Tenant to pay pursuant to the applicable provisions of this Agreement (except if and to the extent such Imposition results from Landlord’s willful failure to comply with the terms of SECTION 20.20), (d) any failure on the part of Tenant or anyone claiming under Tenant to perform or comply with any of the terms of this Agreement. Tenant, at its expense, shall contest, resist and defend (x) any such claim, action or proceeding asserted or instituted against

Landlord or may compromise or otherwise dispose of the same, with Landlord’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned), (y) the termination or non-renewal of any ground, underlying or parking lease due to any act or omission of Tenant and (z) the loss or non-renewal of the Tax Exemption Decree due to any act or omission of Tenant. The obligations of Tenant under this SECTION 9.7 are in addition to the obligations set forth in SECTION 4.3 and shall survive the expiration or sooner termination of this Agreement.

ARTICLE 10

CASUALTY

10.1                           INSURANCE PROCEEDS. Except as provided in the last clause of this sentence, all proceeds payable by reason of any loss or damage to the Property, or any portion thereof, and insured under any policy of insurance required by ARTICLE 9 (other than the proceeds of any business interruption insurance) shall be paid directly to Landlord (subject to the provisions of SECTION 10.2) and all loss adjustments with respect to losses payable to Landlord shall require the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. If Tenant is required to reconstruct or repair the Property as provided herein, such proceeds shall be paid out by Landlord from time to time for the reasonable costs of reconstruction or repair of such Property necessitated by such damage or destruction, subject to and in accordance with the provisions of SECTION 10.2.4. Provided no Default or Event of Default has occurred and is continuing, any excess proceeds of insurance remaining after the completion of the restoration shall be paid to Tenant. In the event that the provisions of SECTION 10.2.1 are applicable, the insurance proceeds shall be retained by the party entitled thereto pursuant to SECTION 10.2.1.

10.2                           DAMAGE OR DESTRUCTION.

10.2.1                  DAMAGE OR DESTRUCTION OF PROPERTY. If, during the Term, the Property shall be totally or partially destroyed and the Hotel located thereon is thereby rendered Unsuitable for Its Permitted Use, (i) Tenant may, by the giving of Notice thereof to Landlord, within sixty (60) days after the date of such casualty, terminate this Agreement or (ii) Landlord may terminate this Agreement on not less than sixty days’ written notice to Tenant. If this Agreement is terminated by reason of or in connection with any casualty, the insurance proceeds shall be allocated equitably by agreement of Landlord and Tenant, or, if Landlord and Tenant fail to agree within a reasonable time, by Arbitration.

10.2.2                  PARTIAL DAMAGE OR DESTRUCTION. If, during the Term, the Property shall be totally or partially destroyed but the Hotel is not rendered Unsuitable for Its Permitted Use, Tenant shall promptly restore the Hotel as provided in SECTION 10.2.4 unless this Agreement is terminated as to the Hotel as provided in SECTION 10.2.3.

10.2.3                  INSUFFICIENT INSURANCE PROCEEDS. If this Agreement is not otherwise terminated pursuant to this ARTICLE 10 and the cost of the repair or restoration of the Property exceeds the amount of net insurance proceeds received by Landlord and Tenant on account of such casualty, Tenant shall give Landlord Notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that, if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord’s sole election by Notice to Tenant, given within sixty (60) days after Tenant’s notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; PROVIDED, HOWEVER, in such event, upon any disbursement by Landlord thereof, the Minimum Rent shall be adjusted as provided in SECTION 3.1.1 (b). In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, either Landlord or Tenant may terminate this Agreement by Notice to the other, whereupon, this Agreement shall terminate and insurance proceeds shall be distributed as provided in SECTION 10.2.1. It is expressly understood and agreed, however, that, notwithstanding anything in this Agreement to the contrary, Tenant shall be strictly liable and solely responsible for the amount of any deductible and shall, upon any insurable loss, pay over the amount of such deductible to Landlord at the time and in the manner herein provided for payment of the applicable proceeds to Landlord.

10.2.4                  DISBURSEMENT OF PROCEEDS. In the event Tenant is required to restore the Property pursuant to SECTION 10.2 and this Agreement is not terminated as to the Property pursuant to this ARTICLE 10, Tenant shall commence promptly and continue diligently to perform the repair and restoration of the Property

(hereinafter called the “WORK”), so as to restore the Property in material compliance with Applicable Law and so that such Property shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction. Subject to the terms hereof, Landlord shall advance the insurance proceeds and any additional amounts payable by Landlord pursuant to SECTION 10.2.3 or otherwise deposited with Landlord to Tenant regularly during the repair and restoration period so as to permit payment for the cost of any such restoration and repair. Any such advances shall be made not more than monthly within ten (10) Business Days after Tenant submits to Landlord a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord). Landlord may, at its option, condition advancement of such insurance proceeds and other amounts on (i) the absence of any Event of Default, (ii) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), (iii) general contractors’ estimates, (iv) architect’s certificates, (v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required, (vii) if Tenant has elected to advance deficiency funds pursuant to SECTION 10.2.3, Tenant depositing the amount thereof with Landlord and (viii) such other certificates as Landlord may, from time to time, reasonably require.

Landlord’s obligation to disburse insurance proceeds under this ARTICLE 10 during the last two (2) years of the Term (including any automatic renewals thereof) shall be subject to the release of such proceeds by the Hotel Mortgagee to Landlord. If the Hotel Mortgagee shall be unwilling to disburse insurance proceeds in accordance with the terms of this Agreement, Tenant shall have the right, by the giving of Notice thereof to Landlord within ten (10) Business Days after Tenant learns of such unwillingness, to treat the Property as rendered Unsuitable for Its Permitted Use for purposes of SECTION 10.2.1. Tenant’s obligation to restore the Property pursuant to this ARTICLE 10 shall be subject to the release of available insurance proceeds by the applicable Hotel Mortgagee to Landlord or directly to Tenant.

10.3                           DAMAGE NEAR END OF TERM. Notwithstanding any provisions of SECTIONS 10.1 or 10.2 to the contrary, if damage to or destruction of the Property occurs during the last two (2)

years of the Term (including any automatic Extended Terms) and if such damage or destruction cannot reasonably be expected to be fully repaired and restored prior to the date that is twelve (12) months prior to the end of the Term, the provisions of SECTION 10.2.1 shall apply as if such Property had been totally or partially destroyed and the Hotel thereon rendered Unsuitable for Its Permitted Use.

10.4                           TENANT’S PROPERTY. All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s Personal Property shall be paid to Tenant and, to the extent necessary to repair or replace Tenant’s Personal Property in accordance with SECTION 10.5, Tenant shall hold such proceeds in trust to pay the cost of repairing or replacing damaged Tenant’s Personal Property.

10.5                           RESTORATION OF TENANT’S PROPERTY. If Tenant is required to restore the Property as hereinabove provided and this Agreement is not terminated as to such Property pursuant to the terms of ARTICLE 10, Tenant shall either (a) restore all alterations and improvements made by Tenant and Tenant’s Personal Property, or (b) replace such alterations and improvements and Tenant’s Personal Property with improvements or items of the same or better quality and utility in the operation of such Property.

10.6                           NO ABATEMENT OF RENT. Except as expressly provided herein, this Agreement shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any damage involving the Property (provided that Landlord shall credit against such payments any amounts paid to Landlord as a consequence of such damage under any business interruption insurance obtained by Tenant hereunder). The provisions of this ARTICLE 10 shall be considered an express agreement governing any cause of damage or destruction to the Property and, to the maximum extent permitted by law, no local or State statute, laws, rules, regulation or ordinance in effect during the Term which provide for such a contingency shall have any application in such case.

10.7                           WAIVER. Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Property, or any portion thereof.

ARTICLE 11

CONDEMNATION

11.1                           TOTAL CONDEMNATION, ETC.  If either (i) the whole of the Property shall be taken by Condemnation or (ii) a Condemnation of less than the whole of the Property renders the Property Unsuitable for Its Permitted Use, this Agreement shall terminate, and Tenant and Landlord shall seek the Award for their interests as provided in SECTION 11.6.

11.2                           PARTIAL CONDEMNATION.  In the event of a Condemnation of less than the whole of the Property such that such Property is still suitable for its Permitted Use, Tenant shall commence promptly and continue diligently to restore the untaken portion of the applicable Leased Improvements so that such Leased Improvements shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as such Leased Improvements existing immediately prior to such Condemnation, in material compliance with all Applicable Law, subject to and unless this Agreement is terminated pursuant to the provisions of this SECTION 11.2. If the cost of the repair or restoration of the affected Property exceeds the amount of the Award, Tenant shall give Landlord Notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Agreement). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord’s sole election by Notice to Tenant given within sixty (60) days after Tenant’s Notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; PROVIDED, HOWEVER, in such event, upon any disbursement by Landlord thereof, the Minimum Rent shall be adjusted as provided in SECTION 3.1.1 (b). In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, either Landlord or Tenant may terminate this Agreement and the entire Award shall be allocated as set forth in SECTION 11.6.

Subject to the terms hereof, Landlord shall contribute to the cost of restoration that part of the Award necessary to complete such repair or restoration, together with severance and other damages awarded for the taken Leased Improvements and any other amounts deposited with or payable by Landlord, to Tenant regularly during the restoration period so as to permit payment for the cost of such repair or restoration. Landlord may, at its option, condition advancement of such Award and other amounts on (i) the absence of any Event of Default, (ii) its approval of plans and specifications of an architect satisfactory to Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), (iii) general contractors’ estimates, (iv) architect’s certificates, (v) unconditional lien waivers of general contractors, if available, (vi) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required, (vii) if Tenant has elected to advance deficiency funds pursuant to the preceding paragraph, Tenant depositing the amount thereof with Landlord and (viii) such other certificates as Landlord may, from time to time, reasonably require. Landlord’s obligation under this SECTION 11.2 to disburse the Award and such other amounts shall be subject to (x) the collection thereof by Landlord and (y) during the last two (2) years of the Term (including any exercised renewals thereof), the release of such Award by the applicable Hotel Mortgagee. If the Hotel Mortgagee shall be unwilling to disburse Award proceeds in accordance with the terms of this Agreement, Tenant shall have the right, by the giving of Notice thereof to Landlord within ten (10) Business Days after Tenant learns of such unwillingness, to treat the Property as rendered Unsuitable for Its Permitted Use for purposes of SECTION 11.1. Tenant’s obligation to restore the Property shall be subject to the release of the Award by the applicable Hotel Mortgagee to Landlord or directly to Tenant.

11.3                           ABATEMENT OF RENT.  Other than as specifically provided in this Agreement, this Agreement shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Agreement shall remain unabated during the Term notwithstanding any Condemnation involving the Property, or any portion thereof. The provisions of this ARTICLE 11 shall be considered an express agreement governing any Condemnation involving the Property and, to the maximum extent permitted by law, no local or State statute, law, rule, regulation or ordinance in effect during the Term which provides for such a contingency shall have any application in such case.

11.4                           TEMPORARY CONDEMNATION.  In the event of any temporary Condemnation of the Property or Tenant’s interest therein, this Agreement shall continue in full force and effect and Tenant shall continue to pay, in the manner and on the terms herein specified, the full amount of the Rent. Tenant shall continue to perform and observe all of the other terms and conditions of this Agreement on the part of the Tenant to be performed and observed. Provided no Event of Default has occurred and is continuing, the entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Tenant. Tenant shall, promptly upon the termination of any such period of temporary Condemnation, at its sole cost and expense, restore the Property to the condition that existed immediately prior to such Condemnation, in material compliance with Applicable Law, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration.

11.5                           CONDEMNATION NEAR END OF TERM.  Notwithstanding any provisions of SECTIONS 11.2 or 11.3 to the contrary, if Condemnation of the Property occurs during the last two (2) years of the Term (including any automatic Extended Terms) and if restoration cannot reasonably be expected to be completed prior to the date that is twelve (12) months prior to the end of the Term, the provisions of SECTION 11.1 shall apply as if such Property had been totally or partially taken and the Hotel thereon rendered Unsuitable for Its Permitted Use.

11.6                           ALLOCATION OF AWARD.  Except as provided in SECTION 11.4, in any Condemnation proceedings, Landlord and Tenant shall each seek its own Award in conformity herewith, at its own expense.

ARTICLE 12

DEFAULTS AND REMEDIES

12.1                           EVENTS OF DEFAULT.  The occurrence of any one or more of the following events shall constitute an “EVENT OF DEFAULT” hereunder:

(a)                                  Subject to any applicable notice or cure provisions, Tenant’s failure to make any payment of the Minimum Rent, Additional Rent or Additional Charges due to Landlord or Tenant’s failure to pay any other Additional Charges or any other sum (including, but not limited to, funding of the FF&E Reserve) payable hereunder which has a material effect on the operation of the Property; or

(b)                                 Tenant’s failure to maintain the insurance coverages required under ARTICLE 9; or

(c)                                  Tenant’s default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and such default shall continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant; PROVIDED, HOWEVER, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within thirty (30) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed an additional one (1) year in the aggregate) as may be necessary to cure such default with all due diligence; or

(d)                                 Tenant’s initiation or maintenance of any claim or action against Landlord in respect of the condition of the Property; or

(e)                                  The termination of the New Management Agreement pursuant to Section 5.1 or Section 10.3 thereof; or

(f)                                    The occurrence of a Manager Event of Default under the New Management Agreement.

So long as an Event of Default shall be outstanding, Landlord, in addition to all other remedies available to it, may terminate this Agreement by giving Notice thereof to Tenant and upon the expiration of the time, if any, fixed in such Notice, this Agreement shall terminate and all rights of Tenant under this Agreement with respect thereto shall cease. Landlord shall have and may exercise all rights and remedies available at law and in equity to Landlord as a result of Tenant’s breach of this Agreement.

Upon the occurrence of an Event of Default, Landlord may, in addition to any other remedies provided herein, enter upon the Property or any portion thereof and take possession of any and all of Tenant’s Personal Property, if any, and the Records, without liability for trespass or conversion (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord) and sell the same at public or private sale, after giving Tenant reasonable Notice of the time and place of any public or private sale, at which sale Landlord or its assigns may purchase all or any portion of Tenant’s Personal Property, if any, unless otherwise prohibited by law. Unless otherwise provided by law and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable Notice shall be met if such Notice is given at least ten (10) days before the date of sale. The proceeds from any such disposition, less all expenses incurred in connection with the taking of possession, holding and selling of such property (including, reasonable attorneys’ fees), shall be applied as a credit against the indebtedness which is secured by the security interest granted in SECTION 7.2. Any surplus shall be paid to Tenant or as otherwise required by law and Tenant shall pay any deficiency to Landlord, as Additional Charges, upon demand.

12.2                           REMEDIES.  None of (a) the termination of this Agreement pursuant to SECTION 12.1, (b) the repossession of the Property or any portion thereof, (c) the failure of Landlord to re-let the Property or any portion thereof, nor (d) the reletting of all or any of portion of the Property, shall relieve Tenant of its accrued liability or obligations which by their terms survive hereunder, all of which shall survive any such termination, repossession or re-letting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the Property through and including the date of such termination. Thereafter, Tenant, until the end of what would have been the Term of this Agreement in the absence of such termination, and whether or not the Property or any portion thereof shall have been re-let, shall be liable to Landlord for, and shall pay to Landlord, as current damages, the Rent (Additional Rent to be reasonably calculated by Landlord based on historical Total Hotel Sales) and other charges which would be payable hereunder for the remainder of the Term had such termination not occurred, less the net proceeds, if any, of any re-letting of the Property, after deducting all reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days on which the Minimum Rent would have been payable hereunder if this Agreement had not been so terminated.

Upon such termination, whether or not Landlord shall have collected any such current damages, Landlord shall be entitled to liquidated damages. Landlord’s right to receive liquidated damages has been agreed to due to the uncertainty, difficulty and/or impossibility of ascertaining the actual damages suffered by Landlord. Further, if not for Landlord’s right to receive such liquidated damages, Landlord’s Affiliated Person would not have entered into the Purchase Agreement and Landlord would not have entered into this Agreement. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT SUCH LIQUIDATED DAMAGES ARE NOT A PENALTY, BUT ARE TO COMPENSATE LANDLORD AND ITS AFFILIATES FOR THE EXPENSE AND LOST EARNINGS WHICH MAY RESULT FROM ARRANGING SUBSTITUTE MANAGEMENT AND/OR TENANCY FOR THE HOTEL AS WELL AS TO COMPENSATE FOR PRICE PAID FOR THE HOTEL BY LANDLORD’S AFFILIATED PERSON. Such liquidated damages shall be equal to all accrued but unpaid amounts due to Landlord hereunder up until the date of termination, plus the Outstanding Balance (as defined in the Guaranty). Landlord shall be entitled to interest, at the Interest Rate, on such liquidated damages from the date of such termination until the date of payment of such damages and interest. Except with respect to Landlord’s rights and remedies for any breach or violations by Tenant of the terms of SECTION 5.3 and ARTICLE 13, Landlord shall look solely to any collateral hereafter pledged securing Tenant’s obligations hereunder for satisfaction of any claim of Landlord against Tenant hereunder; PROVIDED, HOWEVER, nothing contained herein is intended to, nor shall, limit or reduce the obligations of the Guarantor under the Guaranty or limit Landlord’s rights with respect thereto.

In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (a) relet the Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same, and (b) may make such reasonable alterations, repairs and decorations in the Property or any portion thereof as Landlord, in its sole and absolute discretion, considers advisable and necessary for the purpose of reletting the Property; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for any failure to relet all or any portion of the Property, or, in the event that the Property is relet, for failure to collect the rent under such reletting. To the maximum extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Property, by reason of the occurrence and continuation of an Event of Default hereunder. Landlord covenants and agrees, in the event of any termination of this Agreement as a result of an Event of Default, to use reasonable efforts to mitigate its damages.

12.3                           WAIVER. To the maximum extent permitted by Applicable Law, each of the parties hereto waives its rights to trial by jury with respect to this Agreement or matters arising in connection herewith. FURTHER TO THE FOREGOING, IF THIS AGREEMENT IS TERMINATED PURSUANT TO SECTIONS 12.1 OR 12.2, TENANT WAIVES, TO THE EXTENT PERMITTED BY LAW, (i) ANY RIGHT TO A TRIAL BY JURY IN THE EVENT OF SUMMARY PROCEEDINGS TO ENFORCE THE REMEDIES SET FORTH IN THIS ARTICLE 12, AND (ii) THE BENEFIT OF ANY LAWS NOW OR HEREAFTER IN FORCE EXEMPTING PROPERTY FROM LIABILITY FOR RENT OR FOR DEBT.

12.4                           APPLICATION OF FUNDS.  Any payments received by Landlord under any of the provisions of this Agreement during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Agreement in such order as Landlord may determine or as may be prescribed by the laws of the State.

12.5                           LANDLORD’S RIGHT TO CURE TENANT’S DEFAULT.  If an Event of Default shall have occurred and be continuing, Landlord, after Notice to Tenant (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by law, enter upon the Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Interest Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.

ARTICLE 13

HOLDING OVER

Any holding over by Tenant after the expiration or sooner termination of this Agreement shall be treated as a daily tenancy at sufferance at a rate equal to two (2) times the Minimum Rent and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Agreement, to the extent applicable. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Agreement.

ARTICLE 14

LANDLORD’S DEFAULT

If Landlord shall default in the performance or observance of any of its covenants or obligations set forth in this Agreement or any obligation of Landlord, if any, under any agreement affecting the Property, the performance of which is not Tenant’s obligation pursuant to this Agreement, and any such default shall continue for a period of five (5) Business Days after Notice thereof with respect to monetary defaults and twenty (20) Business Days after Notice thereof with respect to non-monetary defaults from Tenant to Landlord and any applicable Hotel Mortgagee, or such additional period as may be reasonably required to correct the same provided Landlord is proceeding with due diligence to correct the same, then Tenant may declare the occurrence of a “Landlord Default” by a second Notice to Landlord and to the Hotel Mortgagee and Tenant shall have the right to institute forthwith any and all proceedings permitted by law or equity (provided they are not specifically barred under the terms of this Agreement), including, without limitation, actions for specific performance and/or damages; provided, however, except as may be expressly provided in this Agreement, Tenant shall have no right to terminate this Agreement for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any Rent or other charges due hereunder. In the event Landlord wrongfully terminates this Agreement or if Tenant terminates this Agreement pursuant to any right to do so contained herein as a result of Landlord’s breach, then, subject to Tenant’s mitigation obligations, Tenant shall be entitled to recover as part of its damages for such wrongful termination an amount equal to the damages suffered by Tenant on account of terminating the employment of on-site employees of the Hotel in connection therewith.

If Landlord shall in good faith dispute the occurrence of any Landlord Default and Landlord, before the expiration of the applicable cure period, shall give Notice thereof to Tenant, setting forth, in reasonable detail, the basis therefor, no Landlord Default shall be deemed to have occurred and Landlord shall have no obligation with respect thereto until final adverse, determination thereof.

ARTICLE 15

SUBLETTING AND ASSIGNMENT

15.1                           SUBLETTING AND ASSIGNMENT.  Except as provided in SECTIONS 15.3 and 15.5, Tenant shall not, without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole and absolute discretion), assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement or sublease (which term shall be deemed to include the granting of concessions, licenses and the like but shall not be deemed to include the lodging of hotel guests consistent with the Permitted Use), all or any part of the Property or suffer or permit this Agreement or the leasehold estate created hereby or any other rights arising under this Agreement to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Property by anyone other than Tenant, or the Property to be offered or advertised for assignment or subletting. For purposes of this SECTION 15.1, an assignment of this Agreement shall be deemed to include any transaction which results in Tenant no longer being an Affiliated Person of Guarantor or pursuant to which all or substantially all of Tenant’s assets are transferred to any Person who is not an Affiliated Person of Guarantor.

If this Agreement is assigned or if the Property or any part thereof are sublet (or occupied by anybody other than Tenant and its employees or hotel guests), then Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in this SECTION 15.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Agreement.

No subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder (unless Landlord and Tenant expressly otherwise agree that Tenant shall be released from all obligations hereunder), and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in this SECTION 15.1. No assignment, subletting or occupancy shall affect any Permitted Use; any subletting, assignment or other transfer of Tenant’s interest under this Agreement in contravention of this SECTION 15.1 shall be voidable at Landlord’s option.

15.2                           REQUIRED SUBLEASE PROVISIONS.  Any sublease of all or any portion of the Property entered into on or after the date hereof shall provide (a) that it is subject and subordinate to this Agreement and to the matters to which this Agreement is or shall be subject or subordinate; (b) that in the event of termination of this Agreement or reentry or dispossession of Tenant by Landlord under this Agreement, Landlord may, at its option, terminate such sublease or take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor the Hotel Mortgagee, as holder of a mortgage or as Landlord under this Agreement, if such mortgagee succeeds to that position, shall (i) be liable for any act or omission of Tenant under such sublease, (ii) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease not consented to in writing by Landlord or by any previous prepayment of more than one (1) month’s rent, (iv) be bound by any covenant of Tenant to undertake or complete any construction of the Property or any portion thereof, (v) be required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) be bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease that are performed after the date of such attornment, (vii) be responsible for any monies owing by Tenant to the credit of such subtenant unless actually delivered to Landlord by Tenant, or (viii) be required to remove any Person occupying any portion of the Property; and (c) in the event that such subtenant receives a written Notice from Landlord or the Hotel Mortgagee stating that an Event of Default has occurred and is continuing, such subtenant shall thereafter be obligated to pay all rentals accruing under such sublease directly to the party giving such Notice or as such party may direct. All rentals received from such subtenant by Landlord or the Hotel Mortgagee, as the case may be, shall be credited against the amounts owing by Tenant under this Agreement and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. An original counterpart of each such sublease or any assignment hereof, duly executed by Tenant and such subtenant or assignee, as the case may be, in form and substance reasonably satisfactory to Landlord, shall be delivered promptly to Landlord and (a) in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Agreement on the part of Tenant to be kept and performed and shall be, and become, jointly and severally liable with Tenant for the performance thereof and (b) in case of either an assignment or subletting, Tenant shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Tenant hereunder.

The provisions of this SECTION 15.2 shall not be deemed a waiver of the provisions set forth in the first paragraph of SECTION 15.1.

15.3                           PERMITTED SUBLEASE.  Notwithstanding the foregoing, including, without limitation, SECTION 15.2, but subject to the provisions of SECTION 15.4 and any other express conditions or limitations set forth herein, Tenant may, in each instance after Notice to Landlord, sublease space at the Property for newsstand, car rental agency, business services office, gift shop, parking garage, health club, restaurant, bar or commissary purposes or other concessions in furtherance of the Permitted Use, so long as such subleases (a) do not have a term in excess of the shorter of five (5) years or the remaining Term, (b) do not demise, (i) in the aggregate, in excess of Five Thousand (5,000) square feet of the Hotel, or (ii) for any single sublease, in excess of One Thousand (1,000) square feet of the Hotel, (c) will not violate or affect any Applicable Law or any Insurance Requirement, (d) Tenant shall provide such additional insurance coverage applicable to the activities to be conducted in such subleased space as Landlord and the Hotel Mortgagee may reasonably require, and (e) not less than twenty (20) days prior to the date on which Tenant proposes to enter into any sublease or concession, Tenant shall provide a copy thereof to Landlord.

15.4                           SUBLEASE LIMITATION.  For so long as Landlord or any Affiliated Person as to Landlord shall seek to qualify as a “real estate investment trust” under the Code, anything contained in this Agreement to the contrary notwithstanding, Tenant shall not sublet or otherwise enter into any agreement with respect to the Hotel on any basis such that in the opinion of the Landlord the rental or other fees to be paid by any sublessee thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of such sublessee, or (ii) any other formula such that any portion of such sublease rental would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

15.5                           PERMITTED ASSIGNMENTS.  Tenant shall have the right, without Landlord’s consent but subject to SECTION 20.23, to assign its interest in this Agreement (a) to IHG or any Affiliate of IHG, (b) in connection with a merger, corporate restructuring or consolidation of IHG or a sale of all or substantially all of the assets of IHG and (c) in connection with a sale of all or substantially all of the assets (including associated management agreements) owned by IHG and its Affiliates relating to the InterContinental brand. At Landlord’s election, Tenant shall assign this Agreement to any Person who is not an Affiliate of IHG that acquires all or substantially all of the assets of IHG relating to the InterContinental brand and shall cause such Person to assume all of Tenant’s obligations thereafter accruing hereunder.

15.6                           SALE BY LANDLORD.  Landlord shall not sell or otherwise transfer the Property other than to an Affiliated Person of Landlord or in connection with a sale or transfer of all the Managed Hotels permitted pursuant to the terms of the New Management Agreement.

ARTICLE 16

ESTOPPEL CERTIFICATES

At any time and from time to time, but not more than a reasonable amount of times per year, upon not less than ten (10) Business Days prior Notice by either party, the party receiving such Notice shall furnish to the other an Officer’s Certificate certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that no Default or an Event of Default has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. Any such certificate furnished pursuant to this ARTICLE 16 may be relied upon by the requesting party, its lenders and any prospective purchaser or mortgagee of the Property or the leasehold estate created hereby.

ARTICLE 17

LANDLORD’S RIGHT TO INSPECT

Tenant shall permit Landlord and its authorized representatives to inspect the Property during usual business hours upon not less than twenty-four (24) hours’ Notice and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Agreement, provided that any inspection or repair by Landlord or its representatives will not unreasonably interfere with Tenant’s use and operation of the Property and further provided that in the event of an emergency, as determined by Landlord in its reasonable discretion, prior Notice shall not be necessary.

ARTICLE 18

EASEMENTS

18.1                           GRANT OF EASEMENTS.  Provided no Event of Default has occurred and is continuing, Landlord will join in granting and, if necessary, modifying or abandoning such rights-of-way, easements and other interests as may be reasonably requested by Tenant for ingress and egress, and electric, telephone, gas, water, sewer and other utilities so long as:

(a)                                  the instrument creating, modifying or abandoning any such easement, right-of-way or other interest is satisfactory to and approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned); and

(b)                                 Landlord receives an Officer’s Certificate from Tenant stating (i) that such grant, modification or abandonment is not detrimental to the proper conduct of business on such Property, (ii) the consideration, if any, being paid for such grant, modification or abandonment (which consideration shall be paid by Tenant), (iii) that such grant, modification or abandonment does not impair the use or value of such Property for the Permitted Use, and (iv) that, for as long as this Agreement shall be in effect, Tenant will perform all obligations, if any, of Landlord under any such instrument.

18.2                           EXERCISE OF RIGHTS BY TENANT.  So long as no Event of Default has occurred and is continuing, Tenant shall have the right to exercise all rights of Landlord under the Easement Agreements and, in connection therewith, Landlord shall execute and promptly return to Tenant such documents as Tenant shall reasonably request. Tenant shall perform all obligations of Landlord under the Easement Agreements.

18.3                           PERMITTED ENCUMBRANCES.  Any agreements entered into in accordance with SECTION 18.1 shall be deemed a Permitted Encumbrance.

ARTICLE 19

HOTEL MORTGAGES

19.1                           LANDLORD MAY GRANT LIENS.  Landlord shall be entitled to encumber the Hotel and the Property with one or more Hotel Mortgages which are expressly subordinate to this Agreement and/or with one or more Hotel Mortgages in accordance with the following terms and conditions:

(a)                                  The loan or other debt secured by such Hotel Mortgage shall not be cross-collateralized with other property or hotels which are not managed or franchised by Tenant, IHG or their respective Affiliated Persons;

(b)                                 the principal amount secured by such Hotel Mortgage shall not exceed the sum of seventy five percent (75%) (or, if less than four (4) Pooled FF&E Hotels secure such principal amount, sixty five percent (65%)) of the sum of the fair market values, as of the date of the granting of such Hotel Mortgage, of the Pledged Hotels and the other properties securing such principal amount;

(c)                                  as of the date of the granting of such Hotel Mortgage, the Debt Service Coverage Ratio associated with such loan or debt secured thereby shall not be less than (i) 1.4 if fewer than four (4) Pooled FF&E Hotels secure such loan or other debt or (ii) 1.3 if four (4) or more Pooled FF&E Hotels secure such loan or other debt; and

(d)                                 the holder of such Hotel Mortgage shall execute and deliver to Tenant (Tenant agreeing to likewise execute and deliver to such holder) a so-called subordination, non-disturbance and attornment agreement which shall provide that:

(i)                                     this Agreement and Tenant’s rights hereunder are subject and subordinate to the Hotel Mortgage, the lien thereof, the rights of the holder thereof and to any and all advances made thereunder, interest thereon or costs incurred in connection therewith;

(ii)                                  so long as this Agreement is in full force and effect and there exists no Event of Default, Tenant’s rights under this Agreement shall not be disturbed by reason of such subordination or by reason of foreclosure of such Hotel Mortgage or receipt of deed in lieu of foreclosure;

(iii)                               Tenant shall attorn to the holder or the purchaser at any such foreclosure or the grantee of any such deed (each, a “SUCCESSOR LANDLORD”);

(iv)                              in the event of such attornment, the terms of this Agreement binding on Landlord and Tenant shall continue in full force and effect as a direct agreement between such Successor Landlord and Tenant, upon all the terms, conditions and covenants set forth herein, except that the Successor Landlord shall not be (A) bound by any payment of Rent in advance of when due; (B) bound by any amendment or modification of this Agreement made after the date that Tenant first had written notice of such Hotel Mortgage without the consent of the holder thereof; (C) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Agreement; (D) obligated to perform any work or improvements to be done by Landlord or to make any advances except for those advances to be made pursuant to SECTION 5.1.3 (b) from and after the date on which such Successor Landlord acquired the Hotel; or (E) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord;

(v)                                 in the event of a casualty or Condemnation affecting the Hotel which does not result in the termination of this Agreement with respect to the Hotel, the net insurance proceeds or Award shall be applied to the restoration of the Hotel as herein provided;

(vi)                              such other terms as are customary for similar agreements; and

(vii)                           if the Portfolio Owner exercises its right under the New Management Agreement to cause the Pledged Hotels which are Managed Hotels to be managed pursuant to a separate management agreement pursuant to the terms of Section 4.3(b) of the New Management Agreement, the parties shall make appropriate allocations in the FF&E Reserve and any outstanding advances made by Landlord, Tenant or their respective Affiliated Person so that the obligations allocable to the Pooled FF&E Hotels subject to a Hotel Mortgage shall not be due from the other Pooled FF&E Hotels and VICE VERSA. Without the consent of Tenant, the holder of any Hotel Mortgage shall have the right to elect to be subject and subordinate to this Agreement, such subordination to be effective upon such terms and conditions as such holder may direct which are not inconsistent with the provisions hereof.

Tenant shall be entitled to pay any overdue regularly scheduled payments of interest and principal on any Hotel Mortgage encumbering the Hotel and offset amounts so paid against the Rent due hereunder.

19.2                           NOTICE TO MORTGAGEE AND SUPERIOR LANDLORD.  Subsequent to the receipt by Tenant of Notice from Landlord as to the identity of the Hotel Mortgagee, no Notice from Tenant to Landlord as to a default by Landlord under this Agreement shall be effective with respect to the Hotel Mortgagee unless and until a copy of the same is given to the Hotel Mortgagee at the address set forth in the above described Notice, and the curing of any of Landlord’s defaults within the applicable notice and cure periods set forth in ARTICLE 14 by the Hotel Mortgagee shall be treated as performance by Landlord.

ARTICLE 20

MISCELLANEOUS

20.1                           LIMITATION ON PAYMENT OF RENT.  All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Agreement exceed the maximum amount permissible under Applicable Law, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, IPSO FACTO, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Agreement and any other agreements between Landlord and Tenant.

20.2                           NO WAIVER.  No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

20.3                           REMEDIES CUMULATIVE.  To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

20.4                           SEVERABILITY.  Any clause, sentence, paragraph, section or provision of this Agreement held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Agreement shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

20.5                           ACCEPTANCE OF SURRENDER.  No surrender to Landlord of this Agreement or of the Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

20.6                           NO MERGER OF TITLE.  It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Agreement or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, this Agreement or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Property.

20.7                           CONVEYANCE BY LANDLORD.  If Landlord or any successor owner of all or any portion of the Property shall convey all or any portion of the Property in accordance with the terms hereof other than as security for a debt, and the grantee or transferee of such of the Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement with respect to such of the Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

20.8                           QUIET ENJOYMENT.  Upon Tenant’s payment of the Rent reserved herein, Tenant shall peaceably and quietly have, hold and enjoy the Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, but subject to (a) any Hotel Mortgage or otherwise permitted to be created by Landlord hereunder, (b) all Permitted Encumbrances, (c) liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Tenant’s ability to operate the Hotel and (d) liens that have been consented to in writing by Tenant. Except as otherwise provided in this Agreement, no failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Agreement or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Agreement or to fail to perform any other obligation of Tenant hereunder.

20.9                           RECORDATION OF LEASE.  This Agreement shall be recorded in the form of a Deed of Lease, a memorandum of lease or such other abbreviated form as may be recordable at the Puerto Rico Registry of Property.

20.10                     NOTICES.

(a)                                  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)                                 All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)                                  All such notices shall be addressed, if to Landlord:

c/o Hospitality Properties Trust

400 Centre Street

Newton, Massachusetts 02458

Attn: Mr. John G. Murray

[Telecopier No. (617) 969-5730]

with a copy to:

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts 02109

Attn: Warren M. Heilbronner, Esq.

[Telecopier No. (617) 338-2880]

if to Tenant to:

c/o InterContinental Hotels Group

Three Ravinia Drive, Suite 100

Atlanta, Georgia  30346

Attn: Robert Chitty

[Facsimile: (770) 604-5321]

with a copy to:                 InterContinental Hotels Group

Resources, Inc.

c/o Six Continents Hotels, Inc.

Three Ravinia Drive, Suite 100

Atlanta, Georgia 30346

Attn: General Counsel -  Operations

Facsimile: 770-604-5802

with a copy to:                 Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309

Attn: Timothy Pakenham, Esq.

Facsimile: 404-253-8885

(d)                                 By notice given as herein provided, the parties hereto and their respective successor and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

20.11                     TRADE AREA RESTRICTION.  Notwithstanding anything to the contrary in this Agreement, prior to the fifth (5th) anniversary of the Commencement Date, neither Tenant nor any Affiliated Person as to Tenant will acquire, own, manage, operate or open any hotel as an “InterContinental” hotel nor shall Tenant or any such Affiliated Person authorize a third party to operate or open any hotel as an “InterContinental” hotel within the restricted area depicted on EXHIBIT B unless such hotel (i) is owned or leased by Landlord or its Affiliate, (ii) is owned, operated, managed, franchised or under development on the Commencement Date and has been specifically approved by Landlord in writing at or prior to the time of the execution of the Purchase Agreement or replaces any such hotel, provided such replacement hotel is not first opened after such time and does not have more than ten percent (10%) more guest rooms than the original hotel which it replaces, or (iii) is part of an acquisition by Tenant or its Affiliates of an interest (including an interest as a franchisor) in a chain or group of not less than five (5) comparable full service hotels (such acquisition to occur in a single transaction or a series of related transactions). The terms of this SECTION 20.11 shall apply only to “InterContinental” hotels and shall not in any way restrict the ownership, management, franchising or operation of other brands or flags of any hotels owned or operated by Tenant or its Affiliates within the State.

20.12                     CONSTRUCTION.  Anything contained in this Agreement to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Agreement with respect to the Property shall survive such termination or expiration. In no event shall Landlord be liable for any consequential damages suffered by Tenant as the result of a breach of this Agreement by Landlord. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by the party to be charged. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each term or provision of this Agreement to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the provisions of this Agreement. Except as otherwise set forth in this Agreement, any obligations of Tenant (including without limitation, any monetary, repair and indemnification obligations) and Landlord shall survive the expiration or sooner termination of this Agreement.

20.13                     COUNTERPARTS; HEADINGS.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which when taken together bear the signatures of each of the parties hereto, shall have been signed. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

20.14                     APPLICABLE LAW, ETC.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts between residents of Puerto Rico which are to be performed entirely within Puerto Rico, regardless of (i) where this Agreement is executed or delivered; or (ii) where any payment or other performance required by this Agreement is made or required to be made; or (iii) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (iv) where any action or other proceeding is instituted or pending; or (v) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (vi) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than Puerto Rico; or (vii) any combination of the foregoing. Notwithstanding the foregoing, the laws of the State shall apply to the perfection and priority of liens upon and the disposition of the Property.

To the maximum extent permitted by Applicable Law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in the Commonwealth of Puerto Rico as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the Commonwealth of Puerto Rico and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

20.15                     RIGHT TO MAKE AGREEMENT.  Each party warrants, with respect to itself, that neither the execution of this Agreement, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have, throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

20.16                     NONRECOURSE. Nothing contained in this Agreement shall be construed to impose any liabilities or obligations on Tenant’s or Landlord’s shareholders, officers, directors, agents or employees (or any shareholders, officers, directors, agents or employees of any of the foregoing) for the performance of the obligations of Landlord or Tenant hereunder.

20.17                     ATTORNEYS’ FEES.  If any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

20.18                     SECURITIES FILINGS. Tenant shall cooperate with Landlord in connection with the preparation of any documents Landlord or a Landlord Affiliated Party files under the United States Securities Act of 1933 or the United States Securities Exchange Act of 1934 and shall use commercially reasonable efforts to provide Landlord with financial statements and other financial information that Landlord requests relating to periods prior to the Commencement Date and to obtain consents from Tenant’s independent accountants in connection therewith.

20.19                     ARBITRATION.

(a)                                  Whenever in this Agreement it is provided that a dispute is to be resolved by an Arbitration, such dispute shall be finally resolved pursuant to an arbitration before a panel of three (3) arbitrators who will conduct the arbitration proceeding in accordance with the provisions of this Agreement and the rules of the American Arbitration Association. Unless otherwise mutually agreed by Tenant and Landlord, the arbitration proceedings will be conducted in New York, New York. All arbitrators appointed by or on behalf of either party shall be independent persons with recognized expertise in the operation of hotels of similar size and class as the Hotel with not less than five (5) years’ experience in the hotel industry. The party desiring arbitration will give Notice to that effect to the other party, specifying in such Notice the name, address and professional qualifications of the person designated as arbitrator on its behalf. Within fifteen (15) days after service of such Notice, the other party will give Notice to the party desiring such arbitration specifying the name, address and professional qualifications of the person designated to act as arbitrator on its behalf. The two arbitrators will, within fifteen (15) days thereafter, select a third, neutral arbitrator. As soon as possible after the selection of the third arbitrator, and no later than fifteen (15) days thereafter, the parties will submit their positions on each disputed item in writing to the three arbitrators. The decision of the arbitrators so chosen shall be given within a period of twenty (20) days after the appointment of such third arbitrator. The arbitrators must, by majority vote, agree upon and approve the substantive position of either Tenant or Landlord with respect to each disputed item, and are not authorized to agree upon or impose any other substantive position which has not been presented to the arbitrators by Tenant or Landlord. It is the intention of the parties that the arbitrators rule only on the substantive positions submitted to them by the parties and the arbitrators are not authorized to render rulings which are a compromise as to any such substantive position. A decision in which any two (2) arbitrators so appointed and acting hereunder concur in writing with respect to each disputed item shall in all cases be binding and conclusive upon Tenant or Landlord and a copy of said decision shall be forwarded to the parties. The parties will request that the arbitrators assess the costs and expenses of the Arbitration and their fees against the parties based on a finding as to which parties substantive positions were not upheld. Otherwise the fees and expenses of the arbitration will be treated as an Operating Cost and paid by Tenant unless otherwise determined by the arbitrators.

(b)                                 If the party receiving a request for Arbitration fails to appoint its arbitrator within the time above specified, or if the two arbitrators so selected cannot agree on the selection of the third arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such second or third arbitrator, as the case may be, by application to any judge of any court in New York County, New York of competent jurisdiction upon ten (10) days’ prior Notice to the other party of such intent.

(c)                                  If there shall be a dispute with respect to whether a party has unreasonably withheld, conditioned or delayed its consent with respect to a matter for which such party has agreed herein not to unreasonably withhold its consent, such dispute shall be resolved by Arbitration.

20.20                     TAX EXEMPTION DECREE.  Without limiting Tenant’s obligations hereunder or at law with respect to the Tax Exemption Decree, Landlord shall use commercially reasonable efforts not to violate the requirements of the Tax Exemption Decree imposed on Landlord. Except as contemplated in the Purchase Agreement, neither Tenant nor Landlord shall amend, modify or otherwise alter the Tax Exemption Decree without the consent of the other, which consent shall not be unreasonably withheld. Tenant and Landlord shall each comply with any reasonable request made by the other to execute and deliver any document which may be necessary or convenient (i) to maintain the Tax Exemption Decree in full force and effect, (ii) to give effect to the terms of SECTION 3.1.3 (e) and allocate as much as practicable the responsibility for the obligations described in such Section to Tenant’s portion of the Tax Exemption Decree, and (iii) so that the Tax Exemption Decree does not impose any obligation or other term upon Landlord which (after giving effect to the terms of this Agreement) would adversely affect the qualification of the Rent and other amounts payable by Tenant hereunder as “rents from real property” within the meaning of Section 856(d) of the Code. Tenant shall be and remain an “exempt business” as defined in Section 2(m) of the Puerto Rico Tourism Development Act of 1993.

20.21                     COOPERATION.  Landlord and Tenant agree, upon request of the other, to use commercially reasonable efforts to (a) obtain any certificate or other document from any Governmental Agency (including, but not limited to, tax exemptions or concessions under the Tax Exemption Decree) as may be necessary to mitigate, reduce or eliminate any Imposition or Landlord Tax that could be imposed and (b) mitigate the effects of the expiration or termination of the Tax Exemption Decree not due to the fault of the requesting party.

20.22                     PRIVATE LETTER RULING.  As soon as practicable after the date hereof, Landlord shall apply to the Internal Revenue Service for a private letter ruling to the effect that the Additional Rent reserved hereunder qualifies as “rents from real property” within the meaning of Section 856(d) of the Code. If Landlord does not obtain a favorable letter ruling to such effect within six (6) months after the date hereof, then Landlord and Tenant shall renegotiate, in good faith, the provisions hereof relating to Additional Rent so that the same qualifies as “rents from real property” within the meaning of Section 856(d) of the Code with the intent that Landlord receive approximately the same level of overall Additional Rent as would have obtained if the Additional Rent provisions were not renegotiated.

20.23                     AFFILIATED MANAGER.  For so long as Landlord or any Affiliated Person as to Landlord shall seek to qualify as a “real estate investment trust” under the Code, Tenant: (i) shall remain taxable under the Code as an association taxable as a corporation; (ii) shall not become a direct or indirect subsidiary of InterContinental Hotels Group Resources, Inc. or of any Portfolio Manager; (iii) shall not permit either InterContinental Hotels Groups Resources, Inc. or any Portfolio

Manager to become its direct or indirect subsidiary; and (iv) shall not be reorganized, restructured, combined, merged or amalgamated with any Affiliated Person (as to Tenant) in such manner that any such Affiliated Person would, or in Landlord’s judgment could be expected to, adversely affect (including, e.g., by application of any Person’s actual “disregarded entity” status under the Code) any status such Affiliated Person (as to Tenant) may have as a Code Section 856(d)(9)(A) “eligible independent contractor” at a Code Section 856(d)(9)(D) “qualified lodging facility” owned or leased by Landlord (or any Affiliated Person as to Landlord).

20.24       Enforceability Not Affected By Leased Real Property.  In the event that Landlord’s leasehold interest in any portion of the Property described under the heading “Leased Real Property” on Exhibit A expires, is determined to be ineffective or otherwise terminates, Landlord and Tenant agree that the obligations of Tenant hereunder shall not be affected, including without limitation, the obligation of Tenant to pay Minimum Rent, Additional Rent, Additional Charges and such other amounts required hereunder and this Lease shall continue in full force and effect as if such leasehold interest was still valid and existing, nor shall any such expiration or termination give rise to any defense, right of set-off or similar remedies.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date above first written.

LANDLORD:

HPT IHG PR, INC.

By:	/s/ John G. Murray
John G. Murray
President

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF MIDDLESEX

On this 17th day of February, 2005, before me, the undersigned notary public, personally appeared John G. Murray, President of HPT IHG PR, INC., a Puerto Rico corporation, proved to me through satisfactory evidence of identification, which was known to me (state form of identification), to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose.

/s/ Camille Balletto
(affix official signature and seal of
notary)

TENANT:

INTERCONTINENTAL HOTELS (PUERTO
RICO) INC.

By:	/s/ Robert J. Chitty
Robert J. Chitty
Vice President

STATE OF GEORGIA

COUNTY OF DEKALB

On this 16th day of February, 2005, before me, the undersigned notary public, personally appeared Robert J. Chitty, Vice President of INTERCONTINENTAL HOTELS (PUERTO RICO) INC., a Puerto Rico corporation, proved to me through satisfactory evidence of identification, which was personally known to me (state form of identification), to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose.

/s/ Laurie W. Travis
(affix official signature and seal of
notary)

The following exhibits have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

Exhibits	Document

A	The Land
B	Trade Area Restriction